SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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AMERISTAR CASINOS, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTIONS WITH RELATED PERSONS
FORM 10-K
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A -- AUDIT COMMITTEE CHARTER

AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 20, 2008

To the Stockholders of Ameristar Casinos, Inc.

Our 2008 Annual Meeting of Stockholders will be held at 2:00 p.m. (local time) on Friday, June 20, 2008, at Ameristar Casino Resort Spa, One Ameristar Boulevard, St. Charles, Missouri 63301, for the following purposes:

1.	To elect three Class A Directors to serve for a three-year term;

2.	To approve certain provisions of our Amended and Restated 1999 Stock Incentive Plan relating to the grant of performance share units; and

3.	To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

A proxy statement containing information for stockholders is annexed hereto and a copy of our 2007 Annual Report is enclosed herewith.

Our Board of Directors has fixed the close of business on May 1, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

John M. Boushy
Chief Executive Officer and President

Las Vegas, Nevada
April 29, 2008

AMERISTAR CASINOS, INC.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc., a Nevada corporation (“we,” “Ameristar” or the “Company”), for use only at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. (local time) on Friday, June 20, 2008, at Ameristar Casino Resort Spa, One Ameristar Boulevard, St. Charles, Missouri 63301, or any adjournments or postponements thereof. We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 8, 2008.

You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in “street name” you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as you direct on the proxy card. If no choice is specified, proxies will be voted “FOR” the election as Directors of the persons nominated by our Board of Directors and “FOR” the approval of the provisions of the Amended and Restated 1999 Stock Incentive Plan relating to the grant of performance share units.

In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

Only stockholders of record at the close of business on May 1, 2008 are entitled to receive notice of and to vote at the Annual Meeting. As of March 31, 2008, we had 57,204,939 shares of Common Stock outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

Directors are elected by a plurality of votes cast. You may not cumulate your votes in the election of Directors. Under Nevada law, the affirmative vote of a majority of the votes actually cast on the proposal to approve the provisions of the Amended and Restated 1999 Stock Incentive Plan relating to the grant of performance share units, and generally on any other proposal that may be presented at the Annual Meeting, will constitute the approval of the stockholders. With respect to the approval of the provisions of the Amended and Restated 1999 Stock Incentive Plan, this approval will satisfy the requirements of The Nasdaq Stock Market, Inc. for the continued designation of the Common Stock as a Global Select Market Security, as well as the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) applicable to the deductibility of certain compensation paid to executive officers.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors or the vote on the proposal to approve the provisions of the Amended and Restated 1999 Stock Incentive Plan relating to the grant of performance share units.

The Estate of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder (the “Neilsen Estate”), owns 31,528,400 shares of our Common Stock, which represented approximately 55.1% of our voting power as of March 31, 2008. Ray H. Neilsen and Gordon R. Kanofsky, who are Directors and executive officers of Ameristar and the co-executors of the Neilsen Estate, have advised us that they intend to vote all the shares held by the Neilsen Estate “FOR” the election as Directors of the persons nominated by the Board of Directors and the approval of the provisions of the Amended and Restated 1999 Stock Incentive Plan relating to the grant of performance share units. The Neilsen Estate’s vote by itself will be sufficient to cause the election of the Directors nominated by the Board of Directors and the approval of such provisions.

All share and per-share information in this proxy statement has been retroactively adjusted to give effect to our 2-for-1 stock split effective June 20, 2005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 20, 2008

The Notice of Annual Meeting of Stockholders, this proxy statement and accompanying proxy card and our 2007 Annual Report to stockholders are also available on our website at www.ameristar.com in “About Ameristar/Investor Relations.” You will not be able to vote your proxy on the Internet.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

Our Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board of Directors permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at nine. Of the nine incumbent Directors, three are Class A Directors whose terms are expiring at the Annual Meeting and whom our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

The Board of Directors has nominated each of the incumbent Class A Directors, Luther P. Cochrane, Larry A. Hodges and Ray H. Neilsen, to be elected for a term expiring at the 2011 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the above-named nominees as Directors.

Directors and Executive Officers

The following sets forth information as of April 15, 2008 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire in 2008, 2009 and 2010, respectively.

Name	Age	Position

John M. Boushy	53	Chief Executive Officer, President and Class B Director
Ray H. Neilsen	44	Co-Chairman of the Board, Senior Vice President and Class A Director
Gordon R. Kanofsky	52	Co-Chairman of the Board, Executive Vice President and Class C Director
Thomas M. Steinbauer	57	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Peter C. Walsh	51	Senior Vice President and General Counsel
Carl Brooks†	58	Class C Director
Luther P. Cochrane*†	59	Class A Director
Larry A. Hodges†*	59	Class A Director
Leslie Nathanson Juris†	61	Class B Director
J. William Richardson*	60	Class C Director

*	Member of the Audit Committee.

†	Member of the Compensation Committee.

Mr. Boushy joined the Company as President in August 2006 and was elected Chief Executive Officer in November 2006 and a member of the Board of Directors in December 2006. Prior to joining Ameristar, he was Executive Vice President, Project Development and Design & Construction of Harrah’s Entertainment, Inc. (“Harrah’s”), which owns and operates casino-hotels and entertainment facilities, since February 2006. Previously, Mr. Boushy was Senior Vice President and Chief Integration Officer of Harrah’s from July 2004 to February 2006; Senior Vice President, Operations Products & Services of Harrah’s from February 2001 to July 2004; and Chief Information Officer of Harrah’s from February 2001 to January 2003. He was employed by Harrah’s or its former parent company, Holiday Corporation or The Promus Companies, in various capacities since 1979. Mr. Boushy has received numerous honors and awards and is the holder of several U.S. patents related to service, marketing and profit improvement in a casino environment. He holds a Bachelor of Science degree in Mathematics and a Master of Science degree in Applied Mathematics, both from North Carolina State University.

Mr. Neilsen has been Senior Vice President of the Company since January 2007 and was elected Co-Chairman of the Board in November 2006. He was Vice President of Operations and Special Projects of the Company from February 2006 to January 2007. Prior thereto, he was Senior Vice President and General Manager of Ameristar Vicksburg from June 2000 to February 2006 and Senior Vice President and General Manager of Ameristar Council Bluffs from October 1997 to January 2000. Mr. Neilsen has held other management positions with Ameristar or its subsidiaries since 1991. Mr. Neilsen is co-executor of the Neilsen Estate, and he serves as co-trustee and a member of the board of directors of The Craig H. Neilsen Foundation (the “Neilsen Foundation”), a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment, and has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. Mr. Neilsen serves on the board of directors of Vicksburg Riverfest. He holds a Bachelor of Science degree in History from the Albertson College of Idaho and a Master in Business Administration degree from the Monterey Institute of International Studies. Mr. Neilsen is the son of Craig H. Neilsen, Ameristar’s founder and former Chairman of the Board, Chief Executive Officer and majority stockholder.

Mr. Kanofsky joined the Company in September 1999 and has been Executive Vice President since March 2002 after initially serving as Senior Vice President of Legal Affairs. He was elected Co-Chairman of the Board in November 2006. Mr. Kanofsky oversees the Company’s legal, regulatory compliance, business development and governmental affairs departments. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles,

California from 1980 to September 1999, primarily focused on corporate and securities matters. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky is co-executor of the Neilsen Estate, and he is co-trustee and a member of the board of directors of the Neilsen Foundation. He also has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. In addition, he serves on the board of directors of the American Gaming Association and on the Association’s Task Force on Diversity. Mr. Kanofsky is a long-time member of the board of directors of the Southern California chapter of the Cystic Fibrosis Foundation. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.

Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. He was appointed as Secretary of the Company in June 1998 and as Chief Financial Officer in July 2003. Mr. Steinbauer has more than 30 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, he was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is President and a member of the board of directors of Ameristar Cares Foundation, Inc., the Company’s non-profit charitable foundation. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree in English from Loyola Marymount University in Los Angeles.

Mr. Brooks was elected as a Director of the Company in October 2006. He has been President of The Executive Leadership Council since 2004 and Chief Executive Officer since 2001. Founded in 1986, The Executive Leadership Council is the nation’s premier leadership organization of African-American senior executives of Fortune 500 companies. Prior to joining The Executive Leadership Council, Mr. Brooks had more than 25 years’ experience in the utility industry, including as Vice President, Human & Technical Resources of GPU Energy in Reading, Pennsylvania, one of the largest publicly traded electric utilities in the United States, and Chief Financial Officer of GENCO, a wholly owned subsidiary of GPU Energy. He serves on the Financial Services Diversity Council of DaimlerChrysler Corporation and is Vice Chair of the board of directors of the Howard University School of Business and the board of advisers of Hampton Institute. Mr. Brooks holds an undergraduate degree from Hampton Institute and a Master in Business Administration degree from Southern Illinois University. He is a graduate of the Tuck Executive Program (President Program) at Dartmouth College.

Mr. Cochrane was elected as a Director of the Company in January 2006. Since June 2004, he has been Chairman and Chief Executive Officer of BE&K Building Group, Inc., a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions. From 1998 to March 2004, he was Chairman and Chief Executive Officer or Chairman of Bovis, a global real estate and construction service company that provided a full range of construction, development, capital structuring and consulting services. Bovis was acquired by Lend Lease, an Australian real estate and asset management firm, in 1999 and changed its name to Bovis Lend Lease. Mr. Cochrane has held a variety of senior executive positions within the Bovis Group, beginning in 1990 as Chairman and Chief Executive Officer of McDevitt Street Bovis and later as Chairman and Chief Executive Officer of Bovis Americas, the Bovis entity responsible for all operations in North and South America. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, a firm that specialized in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill. Mr. Cochrane is also a director of New Dominion Bank, a commercial bank in Charlotte, North Carolina.

Mr. Hodges became a Director of the Company in March 1994. Since September 2005, he has been a Managing Director of CRG Partners Group LLC (formerly known as Corporate Revitalization Partners, LLC (“CRG”), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRG. Mr. Hodges has more than 35 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West.

Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 25 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been Managing Director or President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

Mr. Richardson became a Director of the Company in July 2003. Since August 2007, he has been a member in Forterra Real Estate Advisors I, LLC, which invests in and advises with respect to the construction and acquisition of telephone call centers in the United States. Mr. Richardson has over 30 years’ experience in the hotel industry. From February 2004 until his retirement in May 2006, Mr. Richardson was Chief Financial Officer of Interstate Hotels & Resorts, Inc. (“IHR”), the nation’s largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive positions with Interstate Hotels Corporation (a predecessor of IHR), including Chief Executive Officer and most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981, and Partner and Vice President of Finance with the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

Officers serve at the discretion of the Board of Directors.

Corporate Governance

The Board of Directors currently consists of nine members. All Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. The Board of Directors held 10 meetings (including telephonic meetings) during 2007.

Director Independence.  The Board of Directors has determined that each of the current non-employee Directors (i.e., Messrs. Brooks, Cochrane, Hodges and Richardson and Ms. Nathanson Juris) are “independent,” as that term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements. In making these determinations, the Board of Directors did not rely on any exemptions to The Nasdaq Stock Market, Inc.’s requirements.

Stockholder Communications with Directors.  Stockholders may communicate with the Board of Directors, committees of the Board of Directors, our independent Directors as a group or individual Directors by mail addressed to them at our principal office in Las Vegas. The Company transmits these communications directly to the Director(s) without screening them.

Audit Committee.  The Audit Committee consists of Messrs. Richardson, Cochrane and Hodges, with Mr. Richardson serving as Chairman of the Committee. The Board of Directors has determined that each of Messrs. Richardson, Cochrane and Hodges is “independent,” as that term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements, and also meets the requirements set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Richardson is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee Charter is not posted on our website but is attached as Appendix A to this proxy statement. The functions of the Audit Committee include: selecting the Company’s independent registered public accounting firm and approving the terms of its engagement; approving the terms of any other services to be rendered by the independent registered public accounting firm; discussing with the independent registered public accounting firm the scope and results of its audit; reviewing our audited financial statements; considering matters pertaining to our accounting policies; reviewing the adequacy of our system of internal control over financial reporting; and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee’s policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. The Audit Committee held five meetings during 2007.

Compensation Committee.  The Compensation Committee consists of Messrs. Hodges, Brooks and Cochrane and Ms. Nathanson Juris, with Mr. Hodges serving as Chairman of the Committee. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee Charter is not posted on our website but was attached as Appendix B to our proxy statement for our 2007 Annual Meeting of Stockholders. The functions of the Compensation Committee include: reviewing and approving compensation for the Chief Executive Officer and other executive officers; reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company; administering our stock-based incentive compensation plans; and selecting participants for our Deferred Compensation Plan. The Compensation Committee held 10 meetings (including telephonic meetings) during 2007.

Director Nominations.  We have no nominating committee or committee performing similar functions because we believe that a nominating committee would only add an unnecessary extra layer of corporate governance. Nominations of Directors are made by the entire Board of Directors, a majority of whom are independent as described above. While the listing requirements of The Nasdaq Stock Market, Inc. generally require nominations to be made by an independent committee or a majority of the independent Directors, we are exempt from this requirement as a “controlled company” by virtue of the Neilsen Estate’s ownership of a majority of our voting power.

The Board of Directors has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Board of Directors will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Board of Directors or the Secretary of the Company at our principal office in Las Vegas. The Board of Directors has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate’s education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Board of Directors evaluates potential nominees without regard to the source of the recommendation. The Board of Directors identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees. Mr. Cochrane was identified as a potential nominee by a third-party retained search firm and recommended by our Chief Executive Officer and other members of senior management.

Director Attendance of Meetings.  During 2007, each Director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. We have not adopted a formal policy with regard to Directors’ attendance at annual meetings of stockholders, but we encourage all Directors to attend annual meetings. Each member of the Board of Directors other than Mr. Brooks attended the 2007 Annual Meeting of Stockholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of SEC Regulation S-K, that applies to our principal executive officer, principal financial officer and principal accounting officer/controller and persons performing similar functions. We filed the Code of Ethics as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2008 concerning “beneficial” ownership of our Common Stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock; (ii) each Director; (iii) each “named executive officer,” as that term is defined in Item 402(a)(3) of Regulation S-K; and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, unless otherwise indicated.

			Percent of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned		Common Stock

Estate of Craig H. Neilsen	31,528,400	(1)	55.1%
Ray H. Neilsen	31,731,968	(2)(3)	55.4%
Gordon R. Kanofsky	31,732,826	(2)(4)	55.3%
Baron Capital Group, Inc.	5,653,300	(5)	9.9%
John M. Boushy	324,643	(6)	(7)
Peter C. Walsh	313,720	(8)	(7)
Thomas M. Steinbauer	86,960	(9)	(7)
Carl Brooks	20,000	(10)	(7)
Luther P. Cochrane	20,000	(10)	(7)
Larry A. Hodges	128,200	(11)	(7)
Leslie Nathanson Juris	58,500	(12)	(7)
J. William Richardson	57,500	(10)	(7)
All executive officers and Directors as a group (10 persons)	32,945,917	(13)(14)	56.5%

(1)	The Neilsen Estate’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169.

(2)	Includes 31,528,400 shares beneficially owned by the Neilsen Estate, of which Messrs. Neilsen and Kanofsky are co-executors and as to which shares Messrs. Neilsen and Kanofsky share voting and dispositive power.

(3)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 60,968 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(4)	Mr. Kanofsky’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 12,000 shares held by a family trust of which Mr. Kanofsky is co-trustee with his wife, with whom he shares voting and dispositive power. Includes 192,426 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options held by Mr. Kanofsky’s family trust.

(5)	Baron Capital Group, Inc. and certain affiliated registered investment advisers (collectively, “BCG”), whose mailing address is 767 Fifth Avenue, New York, New York 10153, have reported shared voting power as to 5,374,100 of these shares and shared dispositive power as to all of these shares. This information is derived from a Schedule 13G, dated February 14, 2008, filed by BCG with the SEC.

(6)	Includes 133,659 shares held by a family trust of which Mr. Boushy is co-trustee with his wife, with whom he shares voting and dispositive power. 32,815 of these shares are subject to forfeiture restrictions that lapse on January 1, 2009 based on Mr. Boushy’s continued employment with the Company. Includes 190,984 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options held by Mr. Boushy’s family trust.

(7)	Represents less than 1% of the outstanding shares of Common Stock.

(8)	Consists solely of shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options. Options are held by a family trust of which Mr. Walsh is co-trustee with his wife, with whom he shares voting and dispositive power.

(9)	Includes 11,280 shares held jointly by Mr. Steinbauer and his wife and with respect to which they share voting and dispositive power. Includes 75,280 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(10)	Consists solely of shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(11)	Includes 124,000 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options. Options are held by a family trust of which Mr. Hodges is the trustee.

(12)	Consists solely of shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options. Options are held by a family trust of which Ms. Nathanson Juris is co-trustee with her husband, with whom she shares voting and dispositive power.

(13)	Includes 1,113,378 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(14)	Some of these shares may be held in margin accounts and subject to being borrowed and pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, our officers and Directors, as well as beneficial owners of more than 10% of our Common Stock, are required to file with the SEC reports of their holdings and changes in beneficial ownership of our Common Stock. We have reviewed copies of reports provided to the Company, as well as other records and information. Based on that review, we concluded that all required reports for 2007 were timely filed.

PROPOSAL NO. 2

APPROVAL OF CERTAIN PROVISIONS OF
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
RELATING TO PERFORMANCE SHARES UNITS

Purpose and Summary of the Proposal

On December 15, 2007, the Board of Directors amended and restated the Ameristar Casinos, Inc. 1999 Stock Incentive Plan (as so amended and restated, the “Stock Incentive Plan” or the “Plan”) to, among other things, permit the grant of restricted stock units (“restricted stock units” or “RSUs”) and performance share units (“performance share units” or “PSUs”) under the Stock Incentive Plan to eligible participants. On the same day, the Compensation Committee granted PSUs to 10 members of senior management of the Company, including each of our five named executive officers. See “Benefits under the Plan,” below.

Since the PSUs are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the grants were made subject to stockholder approval of certain provisions of the Stock Incentive Plan relating to PSUs that have not previously been approved by the Company’s stockholders. Specifically, we are asking stockholders to approve (i) a limit of 500,000 on the number of PSUs that may be granted under the Stock Incentive Plan to any single participant in any calendar year and (ii) a list of business criteria on which the Compensation Committee may base the establishment of performance goals for PSUs intended to qualify as performance-based compensation under Section 162(m) (collectively, the “Proposal”).

Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of certain other executive officers to the extent that any of these persons receives more than $1,000,000 of compensation in any one year, unless the compensation is “performance-based.” If the compensation qualifies as performance-based under Section 162(m), the Company will receive a federal income tax deduction for the compensation even if it is more than $1,000,000 during a single year.

If the Proposal is approved by stockholders, the grants of PSUs by the Compensation Committee on December 15, 2007 will be effective as of such date. If the Proposal is not approved by stockholders, those grants will be cancelled and any future grant of PSUs under the Stock Incentive Plan will not qualify as performance-based compensation under Section 162(m). This is because Section 162(m) provides that compensation will not be considered to be performance-based unless, among other things, the stockholders have approved an annual limit on the amount of compensation that may be awarded to any participant under the compensation plan and the criteria upon which the performance goals may be based.

The Board of Directors unanimously recommends a vote “FOR” approval of the Proposal. Our executive officers have a financial interest in the Proposal because the Compensation Committee has granted PSUs to each executive officer under the Plan, which will be cancelled if the Proposal is not approved by stockholders.

Principal Provisions of the Plan

The following summary of the Plan, as modified by the Proposal, is qualified in its entirety by reference to the full text of the Plan, which was filed as Exhibit 10.3 to our Annual Report on Form 10-K for the year ended December 31, 2007.

Purpose.  The purpose of the Plan is to enable the Company and Related Companies (as defined below) to attract, motivate and retain quality officers, Directors, employees, consultants, advisers and independent contractors, to provide those persons with incentives to act in the best interests of the Company’s stockholders and to reward extraordinary efforts by those persons on behalf of the Company or a Related Company.

Types of Awards.  The Plan provides for awards in the form of (i) stock options, which may be either “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options, (ii) restricted stock, (iii) restricted stock units or (iv) performance share units.

Shares.  The total number of shares of Common Stock available for distribution under the Plan and the Company’s former Management Stock Option Incentive Plan is 16,000,000, subject to adjustment for certain changes in the Company’s capital structure. Shares awarded under the Plan may be authorized but unissued shares or treasury shares.

Shares subject to previously granted options that expire unexercised, subject to restricted stock awards that are forfeited or subject to RSU or PSU awards that terminate without such shares having been delivered to the participant, for any reason, will again be available for future distribution under the Plan, unless the forfeiting participant received any benefits of ownership (such as dividends) with respect to the forfeited award.

Administration.  The Plan provides for it to be administered by the Compensation Committee of the Board of Directors or such other committee of Directors as the Board of Directors shall designate, which committee shall consist solely of not less than two “non-employee directors” (as such term is defined in Rule 16b-3 under the Exchange Act or any successor rule (“Rule 16b-3”)) who shall serve at the pleasure of the Board of Directors, each of whom shall also be an “outside director” within the meaning of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations or any successor provision(s) thereto (“Section 162(m)”). However, if there are not two persons on the Board of Directors who meet the foregoing qualifications, any such committee may be comprised of two or more Directors of the Company, none of whom is an officer (other than a non-employee Chairman of the Board of the Company) or employee of the Company or a Related Company. If no such committee has been appointed by the Board of Directors, the Plan will be administered by the full Board of Directors. Such committee as shall be designated to administer the Plan, or the Board of Directors, as the case may be, is hereinafter referred to as the “Committee.”

The Plan is currently administered by the Compensation Committee, which is comprised of four independent Directors, each of whom is a non-employee director as defined for purposes of Rule 16b-3 and an outside director as defined for purposes of Section 162(m).

The Committee is authorized to, among other things, set the terms of awards to participants and waive compliance with the terms of such awards. The provisions attendant to the grant of an award under the Plan may vary from participant to participant. The Committee has the authority to interpret the Plan and adopt administrative regulations. The Committee may from time to time delegate to one or more officers of the Company any or all of its authority under the Plan, except with respect to awards granted to persons subject to Section 16 of the Exchange Act. The Committee must specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

Participation.  The Committee may make awards to persons who are or agree to become Directors, officers, employees, consultants, advisers or independent contractors of the Company or a Related Company, all of whom are eligible to participate in the Plan. A “Related Company” is any corporation, partnership, limited liability company, joint venture or other entity in which the Company owns, directly or indirectly, at least a 50% beneficial ownership interest. The participants in the Plan are selected from among those eligible in the sole discretion of the Committee.

  Awards to Participants

  1.  Stock Options

Incentive stock options (“ISOs”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Committee determines, provided that no participant may be granted stock options in any calendar year exercisable for more than 2,000,000 shares of Common Stock. A stock option will be exercisable at such times, over such term and subject to such terms and conditions as the Committee determines. The exercise price of stock options is determined by the Committee. The Committee has the discretion, among other things, to reduce the exercise price of previously granted stock options.

The exercise price of a stock option may not be less than the per-share fair market value of the Common Stock on the date of grant. The exercise price of an ISO may not be less than 110% of such fair market value if the recipient owns, or would be considered to own by reason of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”). A stock option may not be exercisable more than 120 months after the date such option is granted (five years after the date of grant in the case of an ISO granted to a 10% Stockholder). An ISO may not be transferable other than by will or by the laws of descent and distribution. The aggregate fair market value (determined as of the time a stock option is granted) of Common Stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under the Plan and any other plans of the Company or any subsidiary or parent corporation) may not exceed $100,000.

Payment of the exercise price may be made in such manner as the Committee may provide, including cash or delivery of shares of Common Stock already owned or subject to award under the Plan. The Committee may provide that all or part of the shares received upon exercise of an option using restricted stock will be restricted stock.

Upon an optionee’s termination of employment or other qualifying relationship with the Company or a Related Company, the option will be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any stock option), the stock option will remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for at least six months from the date of termination if termination was caused by death or disability or at least 90 days from the date of termination if termination was caused other than by death or disability. The Committee may provide that an option that is outstanding on the date of an optionee’s death will remain outstanding for an additional period after the date of such death, notwithstanding that such option would expire earlier under its terms.

A stock option agreement for a non-qualified option may permit an optionee to transfer the stock option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth the stock option expressly provides that the option may be transferred only with the express written consent of the Committee and (ii) the optionee does not receive any consideration in any form for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the non-qualified option is transferred. Any stock option so transferred will continue to be subject to the same terms and conditions as were applicable to the option immediately prior to its transfer. Except as described above, stock options are not transferable by the optionee otherwise than by will or by the laws of descent and distribution.

  2.  Restricted Stock

In making an award of restricted stock, the Committee will determine the periods, if any, during which the stock is subject to forfeiture, and the purchase price, if any, for the stock. The vesting of restricted stock may be unconditional or may be conditioned upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine.

During the restricted period, the award holder may not sell, transfer, pledge or assign the restricted stock, except as may be permitted by the Committee. The certificate evidencing the restricted stock will be registered in the award holder’s name, although the Committee may direct that it remain in the possession of the Company until the restrictions have lapsed. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before all restricted stock has vested, or in the event the conditions to vesting are not satisfied, all restricted stock that has not vested will be subject to forfeiture and the Committee may provide that any purchase price paid by the award holder, or an amount equal to the restricted stock’s fair market value on the date of forfeiture, if lower, will be paid to the award holder. During the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends only to the extent provided by the Committee. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

  3.  Restricted Stock Units and Performance Share Units

RSUs and PSUs (collectively, “Units”) may be granted for such number of shares of Common Stock as the Committee determines, provided that, subject to approval of the Proposal by the stockholders, no participant may be granted PSUs in any calendar year for more than 500,000 shares. In making an award of Units, the Committee will determine the periods, if any, during which and the conditions under which the receipt of the shares is to be deferred (the “Deferral Period”) and the purchase price, if any, for the shares. The Committee may make the grant or vesting of Units, or receipt of shares or cash at the end of the Deferral Period, conditional upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine. PSUs are Units whose grant or vesting is in whole or in part conditioned on the attainment of specified performance goals. RSUs are Units whose grant or vesting is not conditioned on the attainment of specified performance goals.

During the Deferral Period, the award holder may not sell, transfer, pledge or assign any Unit, except as may be permitted by the Committee. When the Deferral Period ends for an award or portion of an award of Units, the award holder will receive either (i) a certificate for the shares of Common Stock covered by the Unit award, free of restrictions, (ii) cash equal to the fair market value of such shares or (iii) a combination of shares and cash, as the Committee may determine and as set forth in the award agreement. The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Common Stock or cash under a Unit award, but may not accelerate the payment of a Unit award if such acceleration would violate Section 409A of the Code. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before the Unit award has vested in full, the unvested portion of the award will be forfeited. During the Deferral Period, the award holder will not have the right to vote the shares that are covered by the Unit award and will have the right to receive cash dividends only to the extent provided by the Committee.

Performance-Based Awards

Subject to the approval of the Proposal by the stockholders, the grant or vesting of PSUs or other awards under the Plan (other than stock options) intended to qualify as performance-based within the meaning of Section 162(m) shall be subject to the achievement of performance goals established by the Committee based on one or more of the following criteria:

(1)	sales or other sales or revenue measures;

(2)	operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or designated items;

(3)	net income or net income per common share (basic or diluted);

(4)	operating efficiency ratio;

(5)	return on average assets, return on investment, return on capital, or return on average equity;

(6)	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(7)	economic profit or value created;

(8)	operating margin;

(9)	stock price or total stockholder return; and

(10)	strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions, divestitures or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established for the Company on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, or for an individual, and may be established at such levels and on such terms as the Committee may determine in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Committee may provide in any award granted under the Plan that any evaluation of performance may include or exclude any of the following events that occurs during the performance period for such award: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m), they shall be prescribed in a form that meets the requirements of Section 162(m).

For all awards intended to be performance-based under Section 162(m) (other than stock options): (i) the Committee will establish the performance goals within the earlier of 90 days after the start of the performance period or the time 25% of the performance period has elapsed; (ii) the performance goals will be objective and the achievement of the performance goals will be substantially uncertain at the time they are established; (iii) the amount payable upon achievement of the performance goals will be objectively determinable (except the Committee will have the right to reduce, but not increase, the amount payable); and (iv) prior to payment, the Committee will certify in writing that the performance goals have been satisfied.

Acceleration of Vesting in Certain Circumstances.  Unless otherwise determined by the Committee and expressly set forth in the award agreement, in the event of any “change in control” or “corporate transaction” (each as defined in the Plan): (i) each stock option outstanding under the Plan that is not otherwise fully vested or exercisable with respect to all of the shares of stock at that time subject to such stock option will automatically accelerate so that each such stock option becomes, immediately upon the effective time of such event, exercisable for all the shares of stock at the time subject to such stock option and may be exercised for any or all of those shares as fully vested shares of stock; and (ii) all shares of restricted stock and all RSU and PSU awards outstanding under the Plan that are not otherwise fully vested will automatically accelerate so that all such shares of restricted stock and RSU and PSU awards become, immediately upon the effective time of such event, fully vested, free of all restrictions. In addition, to the extent permitted under Section 409A of the Code, the Committee may, in the award agreement or otherwise, accelerate the payment date of all or a portion of an award of Units upon or after a change in control or a corporate transaction.

Amendment and Termination.  No awards may be made under the Plan more than 10 years after the date of approval of the Plan by the stockholders of the Company, which occurred on June 11, 1999. No award intended to qualify as performance-based compensation within the meaning of Section 162(m) (other than stock options) may be granted after the first stockholder meeting that occurs in the fifth year after the most recent stockholder approval of the material terms of the performance goals under the Plan. The Board may terminate the Plan at any earlier time and may amend it from time to time, in each case after consideration of the consequences under Section 409A of the Code, except that no amendment or termination may adversely affect any outstanding award without the holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy any applicable mandatory legal or regulatory requirements, or as required for the Plan to continue to satisfy the requirements of Section 162(m) or Section 422 of the Code or any other non-mandatory legal or regulatory requirements if the Board of Directors deems it desirable for the Plan to satisfy any such requirements.

Adjustment.  In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, reverse stock split, spin-off, split-up, split-off, extraordinary cash dividend, distribution of assets or other change in corporate structure affecting the Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, will be made in the aggregate number and kind of shares reserved for issuance under the Plan, the maximum number and kind of shares with respect to which awards may be granted to any participant during any calendar year, the number and kind of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards. No such adjustment may increase the aggregate value of any outstanding award.

Certain Federal Income Tax Consequences

The following is a summary of certain federal income tax aspects of awards made under the Plan based upon the laws currently in effect. Since the tax consequences to each participant will differ depending on the terms of the award and the participant’s specific situation, participants should not rely on this summary for individual tax advice. Rather, each participant should consult his or her own tax adviser regarding the pertinent federal, state and local income tax and other tax consequences of his or her particular transactions under the Plan.

  1.  Incentive Stock Options

Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of the participant’s employment with the Company or one of its subsidiaries or within 90 days (12 months, in the event of permanent and total disability, or the term of the option, in the event of death) after termination. However, the exercise of an ISO may result in a significant alternative minimum tax liability to the participant, and thus participants should carefully consider alternative minimum tax consequences prior to exercising an ISO. If the participant continues to hold the shares acquired upon the exercise of an ISO for at least two years from the date of grant and 12 months from the date of transfer of the shares to the participant, then generally: (a) upon the sale of the shares, any amount realized in excess of the option exercise price will be taxed as long-term capital gain; and (b) no deduction will be allowed to the employer corporation for federal income tax purposes.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the 12-month or two-year holding period described above (a “disqualifying disposition”), then generally in the year of disposition: (a) the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on disposition of the shares) over the option exercise price; and (b) the employer corporation will be entitled to deduct any such recognized amount. Any further gain recognized by the participant on such disposition generally will be taxed as capital gain, but such additional amounts will not be deductible by the employer corporation.

In general, no gain or loss will be recognized by a participant who uses shares of Common Stock rather than cash to exercise an ISO. A number of new shares of Common Stock acquired equal to the number of shares surrendered will have a basis and capital gain holding period equal to those of the shares surrendered (although such shares will be subject to new holding periods for disqualifying disposition purposes beginning on the acquisition date). To the extent new shares of Common Stock acquired pursuant to the exercise of the ISO exceed the number of shares surrendered, such additional shares will have a zero basis and will have a holding period beginning on the date the ISO is exercised. The use of Common Stock acquired through exercise of an ISO to exercise an ISO will constitute a disqualifying disposition with respect to such Common Stock if the applicable holding period requirement has not been satisfied.

  2.  Non-Qualified Stock Options

In general, with respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) upon exercise of the option, the participant recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price and the employer corporation will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation after the date of exercise generally is treated as capital gain, and any such appreciation is not deductible by the employer corporation.

No gain or loss will be recognized by a participant with respect to shares of Common Stock surrendered to exercise a non-qualified stock option. A number of new shares acquired equal to the number of shares surrendered will have a tax basis and capital gain holding period equal to those of the shares surrendered. The participant will recognize ordinary income in an amount equal to the fair market value of the additional shares acquired at the time of exercise. Such additional shares will be deemed to have been acquired on the date of exercise and will have a tax basis equal to their fair market value on such date.

In addition to the foregoing consequences, in certain cases non-qualified stock options that are modified or extended after the date of grant will subject the participant to additional tax and interest under Section 409A of the Code, unless the exercisability of such options is restricted in a manner that satisfies the timing requirements of that section. The employer corporation’s deduction is not affected by Section 409A.

  3.  Restricted Stock

A participant receiving restricted stock generally will recognize income in the amount of the fair market value of the restricted stock at the time the stock either becomes transferable or is no longer subject to a substantial risk of forfeiture, whichever comes first, less the consideration, if any, paid for the stock. However, a participant may elect within 30 days of the grant of the restricted stock to the participant, under Section 83(b) of the Code, to recognize ordinary income on the date of grant of the restricted stock in an amount equal to the excess of the fair market value of the shares on such date (determined without regard to the restrictions other than restrictions which by their terms will never lapse) over their purchase price. The participant’s holding period generally begins when ordinary income was recognized, and the tax basis of such shares generally will be the amount of income that was recognized plus the amount, if any, paid for the stock. However, if a participant makes the election under Section 83(b), in general no deduction will be allowed for the income recognized as a result of that election if the shares are later forfeited to the Company.

  4.  Units

Generally, the participant will not recognize income upon the grant of an RSU or PSU. When the Deferral Period ends, the participant will recognize ordinary income upon the delivery of cash or shares of Common Stock in settlement of the Unit. The amount of income recognized will equal the amount of cash received or the fair market value of the shares of Common Stock on the date the shares are delivered. The employer corporation generally will be entitled to a tax deduction in the same amount.

A participant’s tax basis in shares of Common Stock received in settlement of Units will be equal to the fair market value of the shares on the date they are delivered to the participant and the participant’s holding period in the shares will begin on that date. The participant will recognize capital gain on the subsequent sale or exchange of the shares to the extent of the excess, if any, of the amount realized over the participant’s tax basis in the shares.

Units granted under the Plan are subject to the requirements applicable to nonqualified deferred compensation under Section 409A of the Code. If a Unit fails to comply with the applicable requirements of Section 409A, a participant may be subject to an additional 20% income tax and interest, and may be required to recognize income before the end of the Deferral Period. Regulations interpreting the requirements of Section 409A have been promulgated, although many of the aspects of the provision remain unclear. While the Company intends for the Units to meet the requirements of Section 409A, there can be no assurance that all of such requirements will be met.

  5.  Dividends

Dividends paid on restricted stock or Units prior to the date on which the forfeiture restrictions lapse or the Deferred Period ends generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by the employer corporation. If, however, the participant makes a timely Section 83(b) election with respect to restricted stock, the dividends will be taxable as ordinary dividend income to the participant and will not be deductible by the employer corporation.

  6.  Withholding Taxes

A participant in the Plan may be required to pay the employer corporation an amount necessary to satisfy the applicable federal, state and local law requirements with respect to the withholding of taxes on wages, or to make some other arrangements to comply with such requirements. The employer has the right to withhold from salary or otherwise to cause a participant (or the executor or administrator of the participant’s estate or the participant’s distributee or transferee) to make payment of any federal, state, local or other taxes required to be withheld with respect to any award under the Plan. The Committee may permit participants to use the shares issuable under the Plan or unrestricted shares of Common Stock to satisfy withholding obligations.

  7.  Company Deductions

As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant in the Plan recognizes ordinary income from awards under the Plan, to the extent that such income is considered reasonable compensation and currently deductible (and not capitalized) under the Code and certain reporting requirements are satisfied.

However, Section 162(m) limits to $1,000,000 the annual tax deduction that the Company and its subsidiaries can take with respect to the compensation of each of certain executive officers unless the compensation qualifies as “performance-based” or certain other exemptions apply. Compensation arising from restricted stock awards and RSU awards under the Plan generally will not qualify as performance-based compensation under Section 162(m); therefore, the Company generally will be subject to the Section 162(m) limitation for compensation attributable to an award of restricted stock or RSUs. PSUs may qualify as performance-based compensation under Section 162(m). Deductions may also be disallowed if they are “excess parachute payments” as discussed below.

  8.  Effect of Change in Control

The Plan provides generally for the acceleration of vesting of stock options, restricted stock awards and Unit awards in connection with certain events that may constitute a change in ownership or effective control of the Company or sale of a substantial portion of the Company’s assets. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payments.

Benefits Under the Plan

As of March 31, 2008, there were stock options outstanding under the Plan and the Company’s former Management Stock Option Incentive Plan (collectively, the “Option Plans”) exercisable for 5,501,562 shares of Common Stock with per-share exercise prices ranging from $1.50 to $34.94 (with a weighted-average exercise price of $21.95) and with expiration dates ranging from April 2008 to March 2018. There were also 32,815 restricted shares, 256,180 RSUs and 123,090 PSUs outstanding under the Plan. As of March 31, 2008, 7,295,870 shares of Common Stock had been issued upon the exercise of stock options or as restricted shares under the Option Plans, and 2,815,109 shares were available for future issuance under the Plan. The Board of Directors believes that the Plan has aided the Company in attracting, motivating and retaining quality employees and management personnel.

As of March 31, 2008, there were five non-employee Directors, five executive officers and approximately 9,000 other employees of the Company and Related Companies eligible to participate in the Plan. The benefits that will be received by or allocated to various participants in the Plan, including the Company’s executive officers and Directors, is not currently determinable. Since the Plan does not specify a minimum exercise price for options or minimum purchase price for awards of restricted stock, RSUs or PSUs, for federal income tax purposes the maximum compensation payable under the Plan to participants, during the term of the Plan and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured. On April 15, 2008, the closing sale price of the Common Stock was $16.12.

The following table shows the minimum, target and maximum number and dollar value of shares of Common Stock that could be earned by the persons and groups indicated under the PSU grants awarded by the Compensation Committee on December 15, 2007. There is no assurance that the pre-established performance goals will actually be achieved for the two-year performance period ending December 31, 2009 and, therefore, there is no assurance that any such shares will actually be earned. If the Proposal is not approved by stockholders, these grants will be cancelled.

	Minimum	Dollar Value	Target	Dollar Value(1)	Maximum	Dollar Value(1)
	(#)	($)	(#)	($)	(#)	($)

John M. Boushy	0	$0	36,140	$995,296	72,320	$1,991,693
Chief Executive Officer and President
Gordon R. Kanofsky	0	$0	21,710	$597,893	43,420	$1,195,787
Co-Chairman and Executive Vice President
Ray H. Neilsen	0	$0	9,570	$263,558	19,140	$527,116
Co-Chairman and Senior Vice President
Peter C. Walsh	0	$0	12,840	$353,614	25,680	$707,227
Senior Vice President and General Counsel
Thomas M. Steinbauer	0	$0	10,910	$300,461	21,820	$600,923
Senior Vice President and Chief Financial Officer
All executive officers as a group (5 persons)	0	$0	91,190	$2,511,373	182,380	$5,022,745
All Directors who are not executive officers as a group(2)	0	$0	0	$0	0	$0
All employees who are not executive officers as a group (5 persons)	0	$0	31,900	$878,526	63,800	$1,757,052

(1)	Calculated based on the closing sale price of the Common Stock on December 31, 2007 ($27.54).

(2)	This group did not receive PSU grants.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee (which we sometimes refer to in this Executive Compensation section as the “Committee”) consists of Messrs. Hodges, Brooks and Cochrane and Ms. Nathanson Juris. None of the members (i) is an employee or officer of the Company or our subsidiaries, (ii) is or was a participant in a “related person” transaction in 2007 (see “Transactions with Related Persons”) or (iii)  is an executive officer of another entity of which one of our executive officers serves on the board of directors.

Compensation Discussion and Analysis

Overview of Compensation and Process

Philosophy

Our compensation program for our named executive officers is intended to

•	attract and retain executive officers with needed skills and qualities who exemplify the Company’s core values, including quality, collaboration, inclusion and continuous improvement, and who work well within our culture, and

•	enhance stockholder value by motivating cooperative performance toward the near- and long-term goals that enable us to effectively compete in each of our markets, and to drive future growth, through high-quality facilities and products and a strong focus on superior guest service.

In order to achieve these goals, the Company generally seeks to compensate the named executive officers in cash at levels that are competitive with median market practices and with long-term incentives that are slightly greater than median competitive levels, while providing opportunity in both cases for above-market compensation for superior individual performance.

Compensation Committee Matters

Scope of Authority.  The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our named executive officers and provide oversight of our compensation philosophy. The Committee also acts as the oversight committee with respect to our Deferred Compensation Plan, Stock Incentive Plan and bonus plans covering named executive officers and other senior management. The Committee may delegate authority for day-to-day administration of those plans to Company officers; however, authority to select participants and determine award levels for executive officer bonus plans may not be delegated, and authority to select participants and determine award levels for the Deferred Compensation Plan and Stock Incentive Plan may only be delegated to one or more individual members of the Committee. In practice, for the past several years, decisions concerning awards under our Stock Incentive Plan have been made by the full Committee.

Role of Executive Officers and Management.  The Chief Executive Officer and the Co-Chairmen of the Board formulate recommendations to the Committee on matters of compensation philosophy, plan design and specific compensation recommendations for the named executive officers. The Chief Executive Officer and the Co-Chairmen discuss with the Committee their assessments and compensation recommendations for each of the other named executive officers. Those recommendations are then considered by the Committee and may be reviewed by the Committee with its compensation consultant and approved or modified as the Committee deems appropriate.

Role of Compensation Consultant.  During 2007, the Committee engaged Towers Perrin as its independent consultant to assist the Committee in assessing the Company’s compensation philosophy, establishing 2007 cash and incentive compensation for the named executive officers and reviewing and making recommendations with regard to possible changes in the Company’s change in control arrangements with named executive officers. The decision to engage Towers Perrin was made by the Committee, with input from the Chief Executive Officer and Co-Chairmen and other senior management. Towers Perrin reports directly to the Committee and does not perform services for management. However, the Chief Executive Officer and Co-Chairmen and other senior management have provided input to the Chairman of the Committee with regard to the scope of Towers Perrin’s assignment and have participated in a number of meetings and telephone calls with Towers Perrin and the Committee with regard to Towers Perrin’s services. All decisions with respect to accepting or rejecting recommendations of the compensation consultant are made by the Committee.

In 2007, at the request of the Board, Towers Perrin analyzed compensation of the Company’s outside Directors relative to that of directors of other members of the Company’s peer group. Based on Towers Perrin’s review, in October 2007 the Board approved an increase in compensation for non-employee Directors. See “Directors’ Compensation.”

Performance Measures

The primary means of measuring of corporate performance used by the Committee in setting compensation policies and making compensation decisions is consolidated earnings before interest, taxes, depreciation and amortization, as adjusted for certain non-recurring items (EBITDA), a non-GAAP financial measure. The Committee believes EBITDA is an appropriate measure for compensation decisions because it is the primary metric used by management of the Company and that of the Company’s competitors in evaluating many aspects of overall corporate performance.

Benchmarking

We believe it is important to compensate our employees in an amount and manner that makes us competitive in attracting and retaining individuals who have the high skill levels and are the top performers that drive our corporate success and stockholder value. That principle is especially important for our named executive officers.

Following the death of the Company’s founder and majority stockholder in late 2006, the Committee engaged Towers Perrin, an independent compensation consulting firm, for assistance in establishing salaries and bonuses for the named executive officers for 2007. The Committee, with advice from Towers Perrin, selected a peer group from among other participants in the casino gaming industry based on considerations of size, scope, financial performance and complexity of operations. The peer group was:

Aztar Corporation	Boyd Gaming Corporation
Dover Downs Gaming & Entertainment, Inc.	Isle of Capri Casinos, Inc.
MTR Gaming Group	Penn National Gaming, Inc.
Pinnacle Entertainment, Inc.	Trump Entertainment Resorts, Inc.

The Committee compared the amounts of compensation paid to Company management, including both named executive officers and other key employees in corporate and property management, in relation to a target competitive range calculated from the median amounts paid for comparable positions in the peer group. The target range for salary was the peer group median plus or minus 10% and the range for total cash compensation (salary plus cash incentive bonus, in the case of the Company) was the peer group median plus or minus 15%. While the target range for total direct compensation, or total cash compensation plus incentive compensation (equity-based compensation in the case of the Company), was the peer group median plus or minus 20%, the Committee’s compensation philosophy is generally to compensate in the high end of that range through the use of equity-based compensation. The target competitive range was used by the Committee as a guideline, not a strict standard, and compensation of our named executive officers could and did fall above or below the calculated target range.

Components of Compensation for 2007

The primary elements of compensation for our management, including named executive officers, include base salary, an annual cash incentive bonus, equity-based compensation in the form of annual awards under our Stock Incentive Plan and a benefits package including retirement savings and health benefits. This mix of compensation furthers the objectives of the Company to attract and retain an effective management team and keep their incentives aligned with the long-term interests of our stockholders.

We believe management should be rewarded with total compensation that is increasingly weighted toward performance-based compensation as responsibilities increase and, especially, toward equity-based compensation as the executive’s position increases his or her impact on the overall performance of the Company.

Base Salary

Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The Committee’s objectives in establishing base salaries for the named executive officers are to compensate the officers for their decisions to commit their time and skills for the benefit of the Company and to reflect the market value of their skill sets and productivity. Other forms of incentive and other compensation, including annual cash bonus, equity-based compensation awards and the Company match on executives’ Deferred Compensation Plan deferrals, are directly tied to the amount of base salary for the named executive officers.

During the annual review of the base salaries of named executive officers, the Committee considers:

•	the compensation paid to the executive officer in prior years;

•	the responsibilities of the executive officer;

•	the individual performance of the officer, including the Committee’s and/or the Chief Executive Officer’s and Co-Chairmen’s subjective assessment of the officer’s contributions to the Company during the prior year;

•	the target range determined with reference to the base salaries paid by our peer group to individuals in comparable positions;

•	the relationship between the salary of the executive officer and those of other executive officers and members of management (internal pay equity); and

•	generally applicable baseline increases in salaries of management-level employees based on cost-of-living increases and other market conditions.

In 2007, Towers Perrin prepared for the Committee a comparison of the base salaries of the Company’s named executive officers other than Mr. Neilsen (who was not an executive officer at that time) against those of the comparable officers of companies within the Company’s peer group. While the comparison revealed that base salaries of the named executive officers were generally within the competitive range, base salaries were raised between 5.3% and 10.5% for Messrs. Boushy, Kanofsky and Walsh, in order to better bring that element of compensation in line with that of comparable officers of the peer group. Mr. Steinbauer’s salary was raised by the largest amount, 14.3%, in order to adjust for a marked difference between his salary and that of chief financial officers in the peer group. Mr. Neilsen was elected Co-Chairman of the Board in November 2006 and was promoted to Senior Vice President on January 1, 2007. In view of Mr. Neilsen’s increased corporate responsibilities, following consultation with Messrs. Boushy and Kanofsky and Towers Perrin, the Committee increased his base salary by 20% in March 2007, retroactive to January 1, 2007.

Cash Incentive Bonus

We have established an annual cash incentive bonus program in order to align senior executives’ goals with our performance objectives for the current year. The annual bonus awarded to each named executive officer and certain other senior corporate executives is determined based on three factors:

•	corporate performance, expressed as the percentage of the Company’s actual EBITDA to the target EBITDA established by the Committee for the year;

•	the bonus target level established by the Committee for the executive’s position, expressed as a percentage of the individual’s base salary; and

•	the individual’s merit performance grade, as expressed by a percentage that corresponds to a letter grade (i.e., A=100%, A-=92%, B+=85%, B=80%, B-=75%, C+=40% and C=28%).

The Company’s target EBITDA for the year is established in connection with management’s annual budgeting process and is intended to represent a level of performance that is the most probable of being achieved (i.e., a median result among possible future outcomes, assuming the successful implementation of the Company’s business plan). The Committee typically sets the Company’s target EBITDA for the year in March of that year. The

Committee defines the manner of calculation of EBITDA, which may vary from EBITDA used or publicly announced by the Company in other circumstances.

In January 2007, the Compensation Committee adopted the Performance-Based Annual Bonus Plan (the “Bonus Plan”), which was subsequently approved by stockholders at the Company’s 2007 Annual Meeting of Stockholders. In March 2007, the Committee adopted the 2007 Bonus Opportunities and Performance Goal (the “2007 Bonus Criteria”) pursuant to the Bonus Plan. The Committee established the following bonus target levels (expressed as a percentage of base salary) for the named executive officers: 100% for the Chief Executive Officer and President (Mr. Boushy); 85% for the Executive Vice President and Co-Chairman (Mr. Kanofsky); and 75% for Senior Vice Presidents (Messrs. Neilsen, Steinbauer and Walsh). In setting the bonus target levels, the Committee considered the targets for total cash compensation and peer group practices described above in “Benchmarking.”

The 2007 Bonus Criteria set the Company’s target EBITDA at $282,600,000. Target EBITDA was defined to exclude non-recurring items and the performance, and costs of acquisition and integration, of any property or business unit that is acquired by the Company during the year, which includes the East Chicago property that we acquired in September 2007. The 2007 Bonus Criteria provided that each executive officer would be paid his target bonus if the Company’s actual EBITDA were exactly equal to the target EBITDA, and that the bonus would increase or decrease (subject to minor rounding adjustments) with the square of the difference (expressed as a percentage) between 100% and actual EBITDA as a percentage of target EBITDA, up to a maximum of 200% of the target bonus if actual EBITDA were 110% or more of target EBITDA. No bonus would be paid if actual EBITDA were 90% or less of target EBITDA.

Actual 2007 EBITDA was approximately 6.16% below target, and 2007 incentive bonuses were paid to the named executive officers at a rate of 62% of each individual’s target bonus, adjusted downward, in the case of those individuals whose merit performance grade was lower than “A,” by the applicable merit performance grade percentage described above.

Merit performance grades were based on the Committee’s assessment of the level of achievement of the operational and strategic goals within the executive officer’s area of responsibility, including implementation of the Company’s financial plan and significant transactions. The Committee directly determined the performance grades of Messrs. Boushy, Neilsen and Kanofsky, taking into account their recommendations with respect to the performance grades. In the case of Messrs. Steinbauer and Walsh, the Committee adopted the recommendations of the Chief Executive Officer and Co-Chairmen. See footnote (1) to the Grant of Plan-Based Awards in 2007 table.

In addition to the bonuses paid pursuant to the 2007 Bonus Criteria, the Committee used its discretion to award additional cash bonuses for 2007 to compensate for the decrease in 2007 EBITDA for an unforeseen and unbudgeted change in the Company’s method of accounting for deferred compensation expense, which reduces EBITDA for purposes of the 2007 Bonus Criteria, but not net income. Such additional cash bonuses totaled approximately $54,000 for the named executive officers and were paid outside the Bonus Plan.

Equity-Based Compensation

Our primary form of long-term compensation is equity-based awards made pursuant to our Stock Incentive Plan. These equity-based awards include stock options, performance share units, restricted stock and restricted stock units and are designed to align executives’ incentives with the interests of stockholders by increasing in value as the price of our stock increases. They also give executives a greater incentive to focus on the long-term reputation, growth and performance of the Company. Our equity-based awards help retain our named executive officers because they vest over a period of years and, to the extent not vested, are forfeited if the officer leaves the Company.

The Committee makes grants pursuant to the Stock Incentive Plan to the named executive officers and other eligible employees each December.

Size of Grants

Grants of equity-based compensation are intended to fulfill the competitive goals for total direct compensation described above under “Benchmarking.” In order to achieve those goals, the equity-based component of total direct compensation must be above the peer group average. The Committee evaluates equity-based compensation in terms of fair market value of options to purchase Common Stock at the market price on the grant date, using the Black-Scholes-Merton option pricing model.

In 2007, the Committee reviewed the competitiveness of the Company’s long-term incentive compensation practices against the grants of stock options, restricted stock and other performance-based compensation by companies in our peer group. Specifically, the Committee considered how the ratios of our officers’ equity-based compensation to their base salaries compared to the long-term incentive compensation paid to comparable officers in the peer group. In certain cases, notably the Chief Executive Officer and the Chief Financial Officer, the comparison indicated that the Company was not reaching its goal of bettering peer group averages in total direct compensation. Accordingly, based on the recommendations of Towers Perrin and the Chief Executive Officer and Co-Chairmen, the Committee established target factors for equity-based compensation, expressed as a percentage of base salary, for each of the named executive officers as follows:

Chief Executive Officer and President (Mr. Boushy)	220%
Co-Chairman and Executive Vice President (Mr. Kanofsky)	175%
Co-Chairman and Senior Vice President (Mr. Neilsen)	135%
Senior Vice Presidents (Messrs. Steinbauer and Walsh)	125%

Individual grants were determined as the product of (i) the target value factor based on position, (ii) the named executive officer’s base salary and (iii) the named executive officer’s merit performance grade for the year. These factors produced a target value and, when divided by the per-share fair market value of the options, a target number for options granted at market price.

For 2007, the Committee determined to use another form of equity-based compensation in addition to stock options. The Committee concluded that including performance share units (discussed below) as a majority of the value of equity-based compensation for named executive officers would provide a more appropriate mix of incentives and improve the Company’s competitiveness in employment markets. Based on the analysis of Towers Perrin, the Committee determined that each performance share unit had a fair value at the time of grant approximately equal to three times that of a stock option. For 2007, the Committee granted options valued at one-fourth of the total equity-based compensation target value for each named executive officer and performance share units for an equal number of shares. Therefore, the aggregate award for each named executive officer had an expected value equal to that officer’s equity-based compensation target, weighted three-to-one toward performance share units.

Grants of options and other forms of compensation pursuant to the Stock Incentive Plan may also be made at other times and for specific reasons, at the discretion of the Committee, such as for an exceptional individual contribution to the Company’s goals. During 2007, no named executive officer received any discretionary grant under the Stock Incentive Plan.

Options

Options create incentives for management to take actions in order to maximize stockholder value, especially in the near term.

Our stock options are granted with an exercise price equal to the market value (defined as the average of the high and low sale prices of our Common Stock) on the date of grant.

In 2007, the Committee, in connection with the review by Towers Perrin of the Company’s equity-based compensation, revised the standard stock option grant provisions from five-year vesting and a seven-year term to four-year vesting and a 10-year term. Those changes increase the per-share value of stock option grants, enabling the Committee to provide equally valuable compensation with options for fewer shares, thereby reducing the rate at which shares available under the Stock Incentive Plan are used and minimizing the impact on the market of shares issued pursuant to the exercise of options.

Performance Share Units

Performance share units are rights to receive shares of Common Stock in the future after completion of a specified period of service with the Company and subject to the attainment of specified performance objectives over a specified period (the “Performance Period”). Performance share units may be used to create targeted incentives, especially those to take a longer-term view than that encouraged by focus on stock price.

As described above, in December 2007, the Compensation Committee granted performance share units to the named executive officers. Those performance share units give the officers the right to receive shares of Common Stock based on (i) the Company’s cumulative consolidated adjusted earnings per share (computed before interest, taxes, depreciation, amortization and non-recurring items that are disregarded in determining “Adjusted EBTIDA” as reported by the Company in its public earnings releases), for the Performance Period and (ii) guest satisfaction, measured by the average of the Company’s monthly “Overall Player Experience” scores, as reported by JD Power and Associates or another third-party survey firm retained by the Company, over the Performance Period. Attainment of the adjusted earnings per share objective is weighted two-thirds and attainment of Overall Player Experience scores is weighted one-third. The Performance Period for the performance share units granted in 2007 was established as January 1, 2008 through December 31, 2009. The number of performance share units earned will range from zero to 200% of the number of units granted to each executive officer, based on the extent to which the performance objectives are attained, with 100% of the units granted earned for performance at the target level and an increasingly smaller or greater number of units earned as performance falls below or exceeds the target, as the case may be. One-half of the earned performance share units vest in February 2010, when the information necessary to determine attainment of the performance objectives following the Performance Period becomes available, while the remainder of the earned units vests in equal amounts in December 2010 and December 2011. Since the performance share units are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the grants are subject to stockholder approval of certain provisions of the Stock Incentive Plan relating to performance share units, as described in “Proposal No. 2 — Approval of Certain Provisions of Amended and Restated 1999 Stock Incentive Plan Relating to Performance Share Units.”

The Committee determined to grant performance share units based on the recommendation of Towers Perrin because it believes a significant portion of the incentive compensation for the Company’s most senior executives should be based on achieving important long-term performance objectives rather than solely continued service with the Company. The adjusted earnings per share objective was chosen because it is an important determinant of stockholder value and the most commonly used performance goal by companies that have implemented similar programs. The Committee defined adjusted earnings per share as EBITDA (determined in the same manner as for purposes of the 2007 Bonus Criteria), divided by the weighted-average number of fully diluted shares outstanding. The Committee also adopted management’s recommendation to include the Overall Player Experience scores as a component of the performance share unit program because of the importance of guest satisfaction to the Company’s long-term success and to ensure that senior management is not incentivized to sacrifice guest loyalty in order to achieve shorter-term earnings targets.

The specific adjusted earnings per share and Overall Player Experience Score targets were set at levels of performance over the two-year Performance Period that the Committee believes are each the most probable of being achieved (i.e., a median result among possible future outcomes, assuming the successful implementation by management of the Company’s business plan and guest service objectives). The target Overall Player Experience Score for the Performance Period is any score between 7.85 and 7.89, inclusive, with a score in excess of 8.09 doubling the number of performance share units earned for the player experience component of performance and a score below 7.69 meaning that no performance share units are earned for that component of performance.

The Company has a policy not to issue public projections of future earnings. Reporting our internal targets for adjusted earnings per share would amount to a forecast of that data for 2008 and 2009. In addition, such a forecast could create competitive harm to the Company by giving competitors advance insight into our strategies, including planned promotional spending, capital improvements, asset acquisitions and cost containment. Adjusted earnings per share 6% in excess of the target would double the number of performance share units earned for that component, while a shortfall of the same amount would mean that no performance share units would be earned by the officer for the earnings component.

Other Grants

Under the Stock Incentive Plan, the Committee may also issue other forms of awards, including restricted stock. The Committee does not typically use these grants in the compensation of the named executive officers. The Committee did grant restricted stock to Mr. Boushy in connection with the acceptance of his employment with the Company in 2006.

Timing of Grants

Our practices for granting stock options greatly reduce the possibility of timing being manipulated to result in exercise prices that do not accurately reflect the value of the stock at the time of the option grant. The annual date of awards of equity-based compensation for all eligible employees, including named executive officers, is in mid-December. The mid-December grant date coincides with our calendar year-based performance assessment cycle for named executive officers. New-hire options are, with very few exceptions, granted by the Committee on the last business day of the quarter in which employment starts. All of our options are priced on the date the Committee takes formal action to grant the options, and we have never “backdated” the grant of options. Likewise, we do not intentionally time the grant of options in relation to anticipated increases or decreases in our stock price.

Deferred Compensation Plan

We maintain a non-qualified Deferred Compensation Plan that allows highly compensated employees, including named executive officers, to voluntarily defer receipt of up to 90% of their base salary and up to 100% of their annual cash incentive bonus until the date or dates selected by the participant at the time of annual enrollment. The Deferred Compensation Plan is offered to higher-level employees in order to allow them to defer taxation on more compensation than is permitted under our tax-qualified 401(k) Plan. Further, we offer the Deferred Compensation Plan as a competitive practice to enable us to attract and retain top talent, and have found it to be effective in that regard.

The amounts deferred under the Deferred Compensation Plan are credited with earnings or debited with losses equal to the returns on measurement funds selected by the participant from among a group of variable universal life insurance separate accounts. To increase the security of the participants’ Deferred Compensation Plan benefits, the Company funds a grantor trust (known as a “rabbi trust”) with amounts equal to the participants’ deferrals and Company matching contributions and causes those funds to be invested in the accounts selected by the participants. The rabbi trust is designed so that assets are available to pay plan benefits to participants in the event the Company is unwilling or unable to pay the plan benefits for any reason other than insolvency (such as following a change in control or management of the Company). As a result, the Company is generally prevented from withdrawing or accessing assets for corporate needs and the Company does not incur significant out-of-pocket expense related to participants’ earnings on their deferred compensation.

We make matching contributions to the Deferred Compensation Plan equal to 100% of the first 5% of salary and 100% of the first 5% of bonus deferred by the participant. Company matching contributions vest at the rate of 20% per year. Vested account balances are paid following termination of employment; however, participants may elect, at the time of annual enrollment, to receive their deferred amounts, adjusted for the performance of their selected measurement funds, either as short-term payouts starting as soon as five years from the date of deferral, or as a retirement benefit to be paid in up to 15 annual installments after retirement.

The level of deferred compensation benefits provided is typically not taken into account in determining a named executive officer’s overall compensation package for a particular year.

Insurance and Other Employee Benefits

In addition to the broad-based health and welfare benefits generally available to all full-time Company employees, the named executive officers receive the following benefits. Named executive officers and other eligible management-level employees are not required to pay premiums for medical, dental and vision coverage and certain other benefits. We also provide supplemental executive health benefits without cost to our named executive officers and other eligible management-level employees, which cover all co-payments, deductibles and other out-of-pocket costs up to certain limits. We have found that this benefit has been valuable in our efforts to recruit qualified management personnel.

Perquisites

We provide a limited amount of perquisites and other personal benefits to our management, including our named executive officers. These perquisites primarily consist of complimentary meals, lodging and entertainment at our properties, use of season seats for sporting events when not provided to our customers and the use of condominium units in Sun Valley, Idaho that are leased by the Company. These benefits are minimal in value, broadly available to management-level employees and not considered by the Committee as a factor in establishing the specific compensation levels for any named executive officer.

Termination and Change in Control Payments

Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. In October 2007, the Compensation Committee adopted the Change in Control Severance Plan (the “CIC Plan”). Adoption of the CIC Plan followed a review of the Company’s existing change in control provisions conducted by Towers Perrin to ensure that the Company’s change in control-related protections are aligned with its defined philosophy and to identify potential changes in those protections aimed at strengthening the retention of executives, as well as establishing standard and competitive change in control terms. Prior to the adoption of the CIC Plan, Messrs. Boushy, Kanofsky and Walsh were eligible for “single-trigger” change in control severance payments under the terms of their existing employment agreements. The terms of the CIC Plan as adopted by the Committee reflect the Committee’s views that (i) best practices dictate that change in control payments should only be payable following termination of an executive officer’s employment (i.e., “double-trigger” benefits), rather than solely upon the occurrence of the change in control (“single-trigger”) and (ii) the benefits payable to any executive officer should be set at that level necessary to fairly compensate the officer for income opportunities and other benefits lost in connection with a change of employment rather than to enrich the officer upon a change in control. Prior to adopting the CIC Plan, the Committee also reviewed projections of total change in control severance costs and determined they were reasonable and not likely to impede or affect the consideration payable in a potential change in control transaction.

The purpose of the CIC Plan is to provide compensation and benefits to certain senior-level employees of the Company and its subsidiaries upon certain change in control events (a “Change in Control”) involving the Company. The CIC Plan and a similar plan adopted by the Committee in December 2007 for director-level employees cover each of the Company’s current named executive officers and all other current and future employees of the Company and its subsidiaries in the position of director or higher, with the exception of Mr. Steinbauer, our Chief Financial Officer, and two other executives who elected to retain the benefits in their existing employment agreements in lieu of participating in the CIC Plan. All compensation and benefits provided to participants under the CIC Plan are in lieu of, and not in addition to, any severance or other termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment within a specified period following a Change in Control that are provided for in any employment agreement between the Company or one of its subsidiaries and a participant.

Under the CIC Plan, upon the occurrence of a Change in Control, except as otherwise expressly provided in the applicable plan document or award agreement, all outstanding and unvested stock options and restricted stock held by each participant shall become vested and non-forfeitable, without regard to whether the participant’s employment is terminated. This provision of the CIC Plan reflects a continuation of the pre-existing terms of the Stock Incentive Plan applicable to all participants and does not increase any benefits. The award agreements for the performance share units granted to the named executive officers in 2007 contain the same provision.

The CIC Plan provides for additional compensation on a double-trigger basis. If a participant’s employment is terminated within a one-year period following a Change in Control by a participant for a defined Good Reason, or by the Company for any reason other than Cause or the participant’s death or Disability (as defined), the participant will be entitled to a lump-sum cash payment, payable within 10 days following the participant’s last day of employment, equal to, as applicable to the named executive officers:

•	if the participant is employed in a position above Senior Vice President level (Messrs. Boushy and Kanofsky), two times the sum of the participant’s then-current annual base salary and target annual incentive bonus, plus a prorated target annual incentive bonus for the year in which the participant’s employment termination date occurs; and

•	if the participant is employed at the Senior Vice President level (including Messrs. Neilsen and Walsh), one and one-half times the sum of the participant’s annual base salary and target annual incentive bonus, plus a prorated target bonus for the year in which the participant’s termination date occurs.

The Committee set the levels of these payments with reference to compensation payable in the event of a change in control within the Company’s peer group and among other comparable companies, with the Company’s benefits established slightly below median levels. In addition, the larger proportion of salary payable to more senior executives is intended to reflect the additional time that may be required for such an executive to find a comparable position.

For a description of the specific payments that would be made to our named executive officers in connection with a Change in Control pursuant to the CIC Plan and Mr. Steinbauer’s employment agreement based on certain assumptions, see “Potential Payments Upon Termination of Employment or Change in Control.”

For 18 months, in the case of participants employed at the Senior Vice President level or higher, following a participant’s last day of employment, the participant and his or her eligible dependents will be entitled to continue to participate at the Company’s expense in the Company’s primary and supplemental executive health benefit plans as in effect immediately prior to the Change in Control, pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). This benefit was previously provided in Messrs. Boushy’s, Kanofsky’s, Steinbauer’s and Walsh’s employment agreements and will continue under Mr. Steinbauer’s employment agreement, notwithstanding that he is not participating in the CIC Plan.

In general, if an executive officer who is a participant in the CIC Plan becomes subject to the excise tax on “excess parachute payments” under Section 4999 of the Code, the Company will reimburse the participant for an amount equal to the amount of any such taxes imposed or to be imposed on the participant, and will “gross up” the tax reimbursement by paying the participant an additional amount equal to the total amount of any additional taxes (including income taxes, excise taxes, special taxes and employment taxes) that are payable by the participant as a result of the tax reimbursement, such that after payment of such additional taxes the participant will have received on a net after-tax basis an amount equal to the tax reimbursement. The Committee believed that such gross-up was reasonable based on competitive practices in order to ensure that the participants receive the intended net benefits under the CIC Plan and concluded that the projected gross-up costs would not be material to the Company.

Section 162(m) of the Internal Revenue Code

Section 162(m) disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and each of certain other executive officers of a publicly traded corporation. However, “performance-based compensation,” as defined in the Code, is fully deductible. Our policy is to qualify our incentive compensation programs for full income tax deductibility to the extent feasible and consistent with our overall compensation goals. The Committee takes into account the effect of Section 162(m) if the potential compensation payable to any executive officer approaches $1,000,000. However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Committee believes it is otherwise justified. Incentive bonus payments made to executive officers pursuant to the Bonus Plan qualify as performance-based compensation.

The Company was in 2007, and likely will be in 2008 and 2009, limited by Section 162(m) in the deductibility of expense recognized as a result of the vesting of an award of restricted stock, that was not a performance-based award, to Mr. Boushy upon his hiring in 2006. In addition, the Committee, in order to adjust for a change in accounting not reflected in the establishment of the 2007 Bonus Criteria, paid a discretionary cash bonus of $19,200 to Mr. Boushy that does not qualify as performance-based compensation. See “Cash Incentive Bonus” above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in this proxy statement.

By the Compensation Committee

Larry A. Hodges, Chairman
Carl Brooks
Luther P. Cochrane
Leslie Nathanson Juris

Summary Compensation

The following table shows compensation information for 2007 and 2006 for each of our named executive officers.

Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan	All Other
			Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total($)

John M. Boushy(7)	2007		$797,039	$19,200	$675,615	$882,070	$396,800	$91,762	$2,862,486
Chief Executive Officer and President	2006		$249,885	$328,125	$663,788	$588,554	$326,744	$33,716	$2,190,812
Gordon R. Kanofsky	2007		$522,854	$12,317	$7,101	$596,674	$254,541	$71,663	$1,465,180
Co-Chairman and Executive Vice President	2006		$473,942	$0	$0	$484,928	$527,691	$81,462	$1,568,023
Ray H. Neilsen	2007		$297,884	$6,210	$3,130	$223,872	$128,340	$81,254	$740,690
Co-Chairman and Senior Vice President	2006	(8)	$—	$—	$—	$—	$—	$—	$—
Peter C. Walsh	2007		$399,154	$9,000	$4,200	$486,054	$186,000	$57,108	$1,141,516
Senior Vice President	2006		$379,154	$0	$0	$1,055,507	$372,488	$63,660	$1,870,809
and General Counsel
Thomas M. Steinbauer	2007		$397,885	$7,650	$3,568	$283,431	$158,100	$55,582	$906,216
Senior Vice President	2006		$349,154	$0	$0	$220,971	$274,465	$57,259	$901,849
and Chief Financial Officer

(1)	Salary consists of base salary, including amounts paid as paid time off (PTO) used by the named executive officer.

(2)	Represents: (i) a one-time sign-on bonus paid to Mr. Boushy when he started working for the Company in 2006; and (ii) cash bonuses for 2007 performance paid in January 2008 outside of the Bonus Plan.

(3)	Represents: the amount of expense we recognized in the applicable year for financial statement reporting purposes, calculated in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), in connection with (i) the issuance of 95,876 restricted shares of Common Stock to Mr. Boushy when he agreed to join the Company on July 28, 2006. This value is determined by multiplying the number of the restricted shares that vested on each of January 1, 2007 and 2008 (31,959) by the closing sale price of the Common Stock on August 29, 2006, the date Mr. Boushy commenced employment with us ($20.77); and (ii) the grant of performance share units to each of the named executive officers in December 2007. This value is calculated as set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 29, 2008 (the “2007 Form 10-K”).

(4)	Represents the amount of expense we recognized in the applicable year for financial statement reporting purposes, calculated in accordance with FAS 123(R), in connection with the grant of stock options to the individuals in that year and prior years. The assumptions used to calculate these values are set forth in Note 8 of the Notes to Consolidated Financial Statements included in the 2007 Form 10-K and in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 16, 2005. Estimates of forfeitures were disregarded in this calculation.

(5)	Represents payment for performance in the applicable year made in January of the following year under the Bonus Plan for 2007 and our 2006 incentive cash bonus program for senior management.

(6)	The table below show the components of this column for 2007, which include: the Company match on each individual’s 401(k) Plan contributions and on each individual’s Deferred Compensation Plan deferrals (including on deferrals of the individuals’ 2007 annual bonus that was paid in January 2008); the cost of excess term life insurance provided without charge to Mr. Kanofsky; reimbursement of monthly mortgage payments for Mr. Neilsen’s home in Las Vegas, Nevada; and the cost of providing health benefits for each individual and his or her covered dependents. The named executive officers received certain perquisites and other personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by us; however, no named executive officer individually received perquisites or other personal benefits with an aggregate value, based on the Company’s incremental cost, of $10,000 or more.

			Deferred		Reimbursement
		401(k)	Compensation	Term Life	of Mortgage	Health	Total All Other
Name	Year	Match	Plan Match	Insurance	Payments	Benefits(a)	Compensation

John M. Boushy	2007	$4,500	$60,652	$0	$0	$26,610	$91,762
Gordon R. Kanofsky	2007	$4,500	$39,726	$827	$0	$26,610	$71,663
Ray H. Neilsen	2007	$4,500	$0	$0	$56,212	$20,542	$81,254
Peter C. Walsh	2007	$4,500	$29,708	$0	$0	$22,900	$57,108
Thomas M. Steinbauer	2007	$4,500	$28,182	$0	$0	$22,900	$55,582

(a)	Represents the Company’s cost of providing self-funded primary and supplemental executive health benefits without cost to the named executive officer and his or her dependents, calculated in accordance with the Company’s COBRA rates for 2007.

(7)	Mr. Boushy began employment with the Company on August 29, 2006 as President and became Chief Executive Officer on November 19, 2006.

(8)	Mr. Neilsen became an executive officer in 2007.

Grant of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2007. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at December 31, 2007 table. The compensation plans under which the grants in this table were made are described generally in “Compensation Discussion and Analysis” and include the Bonus Plan, a non-equity incentive plan, and the Stock Incentive Plan, which provides for stock option, restricted stock, restricted stock unit and performance share unit grants.

Grants of Plan-Based Awards in 2007

								All Other
								Option Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Exercise or	Fair Value
		Under Non-Equity			Under Equity			Securities	Base Price	of Stock
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Underlying	of Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Share)(4)	($)(5)

John M. Boushy	—	$8,000	$800,000	$1,600,000	—	—	—	—	$—	$—
	12/15/2007	$—	$—	$—	4,339	36,160	72,320	—	$—	$1,016,458
	12/15/2007	$—	$—	$—	—	—	—	36,160	$28.11	$346,817

Gordon R. Kanofsky	—	$4,463	$446,250	$892,500	—	—	—	—	$—	$—
	12/15/2007	$—	$—	$—	2,605	21,710	43,420	—	$—	$610,268
	12/15/2007	$—	$—	$—	—	—	—	21,710	$28.11	$208,225

Ray H. Neilsen	—	$2,250	$225,000	$450,000	—	—	—	—	$—	$—
	12/15/2007	$—	$—	$—	1,148	9,570	19,140	—	$—	$269,013
	12/15/2007	$—	$—	$—	—	—	—	9,570	$28.11	$91,788

Peter C. Walsh	—	$3,000	$300,000	$600,000	—	—	—	—	$—	$—
	12/15/2007	$—	$—	$—	1,541	12,840	25,680	—	$—	$360,932
	12/15/2007	$—	$—	$—	—	—	—	12,840	$28.11	$123,151

Thomas M. Steinbauer	—	$3,000	$300,000	$600,000	—	—	—	—	$—	$—
	12/15/2007	$—	$—	$—	1,309	10,910	21,820	—	$—	$306,680
	12/15/2007	$—	$—	$—	—	—	—	10,910	$28.11	$104,640

(1)	These columns show the range of payouts targeted for 2007 performance under the Bonus Plan as described in the section entitled “Components of Compensation for 2007 — Cash Incentive Bonus” of “Compensation Discussion and Analysis.” The January 2008 bonus payments for 2007 performance were made on the basis of the metrics described in that section, at 62% of target (before consideration of each named executive officer’s merit performance grade), and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The “Target” amount assumes that the named executive officer’s bonus is not reduced based on his merit performance grade.

(2)	These columns show the range of payouts targeted for cumulative 2008-2009 performance under the 2007 performance share unit grants awarded by the Compensation Committee in December 2007, as described in the section entitled “Components of Compensation for 2007 — Equity-Based Compensation — Performance Share Units” of “Compensation Discussion and Analysis.”

(3)	This column shows stock options granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2007 — Equity-Based Compensation — Options” of “Compensation Discussion and Analysis” and in the Outstanding Equity Awards at December 31, 2007 table. The options granted to the named executive officers on December 15, 2007 were part of our annual equity award program.

(4)	For purposes of the Stock Incentive Plan, the “fair market value per share” of our Common Stock on the date of grant is defined as the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on that date or, if the date of grant is not a trading day, on the next trading day (in this case, on December 17, 2007, since December 15, 2007 was not a trading day). We have consistently granted options on that basis rather than using the closing market price on the date of grant.

(5)	The amounts shown in this column represent the fair value of the performance share unit and option awards as of the grant date, determined pursuant to FAS 123(R). Regardless of the value placed on a performance share unit or a stock option on the grant date, the actual value of the performance share unit or the option will depend on the market price of our Common Stock at such date in the future when the performance shares are issued (assuming the applicable performance objectives are satisfied) or the option is exercised.

Outstanding Equity Awards

The following table shows all outstanding stock options, unvested shares of restricted stock and unvested performance share units held by the named executive officers at the end of 2007.

Outstanding Equity Awards at December 31, 2007

						Stock Awards
									Equity Incentive
	Option Awards					Number	Market Value	Equity Incentive	Plan Awards:
	Number of	Number of				of Shares	of Shares	Plan Awards:	Market or Payout
	Securities	Securities				or Units	or Units	Number of Unearned	Value of Unearned
	Underlying	Underlying	Option			of Stock	of Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Exercise	Option		That Have	That Have	Other Rights that	Other Rights that
	Options(#)	Options(#)	Price	Expiration		Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date		(#)(1)	($)(1)	(#)(2)	($)(2)

John M. Boushy(3)	112,000	308,000	$18.59	7/28/2013	(4)	63,917	$1,760,274	36,160	$995,846
	8,984	35,936	$31.68	12/14/2013	(5)	—	$—	—	$—
	0	36,160	$28.11	12/15/2017	(6)	—	$—	—	$—
Gordon R. Kanofsky(3)	55,660	0	$6.97	12/20/2012	(7)	0	$0	21,710	$597,893
	38,672	9,668	$11.53	12/11/2013	(8)	—	$—	—	$—
	50,280	33,520	$21.30	12/16/2011	(9)	—	$—	—	$—
	30,848	46,272	$22.87	12/15/2012	(10)	—	$—	—	$—
	16,966	67,864	$31.68	12/14/2013	(5)	—	$—	—	$—
	0	21,710	$28.11	12/15/2017	(6)	—	$—	—	$—
Ray H. Neilsen	9,384	0	$6.97	12/20/2012	(7)	0	$0	9,570	$263,558
	14,352	3,588	$11.53	12/11/2013	(8)	—	$—	—	$—
	19,200	12,800	$21.30	12/16/2011	(9)	—	$—	—	$—
	11,828	17,742	$22.87	12/15/2012	(10)	—	$—	—	$—
	6,204	24,816	$31.68	12/14/2013	(5)	—	$—	—	$—
	0	9,570	$28.11	12/15/2017	(6)	—	$—	—	$—
Peter C. Walsh(3)	228,000	0	$13.18	3/8/2012	(11)	0	$0	12,840	$353,614
	22,496	0	$6.97	12/20/2012	(7)	—	$—	—	$—
	5,256	5,256	$11.53	12/11/2013	(8)	—	$—	—	$—
	29,280	19,520	$21.30	12/16/2011	(9)	—	$—	—	$—
	18,508	27,762	$22.87	12/15/2012	(10)	—	$—	—	$—
	10,180	40,720	$31.68	12/14/2013	(5)	—	$—	—	$—
	0	12,840	$28.11	12/15/2017	(6)	—	$—	—	$—
Thomas M. Steinbauer	18,272	4,568	$11.53	12/11/2013	(8)	0	$0	10,910	$300,461
	10,680	0	$6.97	12/20/2012	(12)	—	$—	—	$—
	23,760	15,840	$21.30	12/16/2011	(9)	—	$—	—	$—
	14,424	21,636	$22.87	12/15/2012	(10)	—	$—	—	$—
	8,144	32,576	$31.68	12/14/2013	(5)	—	$—	—	$—
	0	10,910	$28.11	12/15/2017	(6)	—	$—	—	$—

(1)	These columns show restricted shares of Common Stock granted to Mr. Boushy when he agreed to join the Company on July 28, 2006. 31,959 of the shares vested on each of January 1, 2007 and 2008 and, assuming continued employment or other qualifying relationship with the Company, 31,958 shares will vest on January 1, 2009. The restricted shares pay dividends during the restriction period in additional restricted shares at the same rate as dividends paid on other outstanding shares of Common Stock. Dividend shares are issued based on the market value of the Common Stock on the record date for the applicable dividend and are subject to the same vesting restrictions as the shares on which the dividends are paid. The dividend shares are not included in this table. The market value of the shares shown in the table is calculated based on the closing sale price of the Common Stock on December 31, 2007 ($27.54).

(2)	These columns show performance share units granted under the Stock Incentive Plan to each of the named executive officers on December 15, 2007 as part of our annual equity award program. Each performance share unit represents the right to receive one share of Common Stock when the performance share unit has been earned and has vested. The number of performance share units earned will range from zero to 200% of the number of units granted, based on the extent to which the specified performance objectives are attained for the two-year performance period ending December 31, 2009. Assuming continued employment or other qualifying relationship with the Company, 50% of the earned performance share units will vest on February 8, 2010, 25% of the earned performance share units will vest on December 31, 2010 and 25% of the earned performance share units will vest on December 30, 2011. Dividends or dividend equivalents are not payable with respect to the performance share units. The number of performance share units shown in the table is based on achievement of the performance objectives at the target level during the performance period and the payout value is calculated based on the closing sale price of the Common Stock on December 31, 2007 ($27.54).

(3)	The restricted shares and options granted to Messrs. Boushy, Kanofsky and Walsh were transferred by them at the time of grant without consideration to their respective revocable family trusts for estate planning purposes.

(4)	These new-hire options were granted on July 28, 2006. 70,000 of the options vested on each of January 1, 2007 and 2008 and 42,000 vested on August 30, 2007 and, assuming continued employment or other qualifying relationship with the Company, 42,000 of the options will vest on each of August 30, 2008, 2009, 2010 and 2011 and 70,000 will vest on January 1, 2009.

(5)	These options were granted on December 14, 2006. 20% of the options vested on December 13, 2007 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on each of December 13, 2008, 2009, 2010 and 2011.

(6)	These options were granted on December 15, 2007 and, assuming continued employment or other qualifying relationship with the Company, 25% of the options will vest on each of December 14, 2008, 2009, 2010 and 2011.

(7)	These options were granted on December 20, 2002. 20% of the options vested on each of December 19, 2003, 2004, 2005, 2006 and 2007.

(8)	These options were granted on December 11, 2003. 20% of the options vested on each of December 10, 2004, 2005, 2006 and 2007 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on December 10, 2008.

(9)	These options were granted on December 16, 2004. 20% of the options vested on each of December 15, 2005, 2006 and 2007, and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on each of December 15, 2008 and 2009.

(10)	These options were granted on December 15, 2005. 20% of the options vested on each of December 14, 2006 and 2007 and, assuming continued employment or other qualifying relationship with the Company, 20% of the options will vest on each of December 14, 2008, 2009 and 2010.

(11)	These new-hire options were granted on March 8, 2002. 20% of the options vested on each of April 2, 2003, 2004, 2005, 2006 and 2007.

(12)	These options were granted on December 11, 2003. 20% of the options vested on each of December 19, 2003, 2004, 2005, 2006 and 2007.

Option Exercises and Stock Vested

The following table shows all stock options exercised by and vesting of restricted stock held by the named executive officers in 2007 and the value realized upon exercise or vesting.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	(#)(2)

John M. Boushy	0	$0	31,959	$965,801
Gordon R. Kanofsky	0	$0	0	$0
Ray H. Neilsen	0	$0	0	$0
Peter C. Walsh	60,264	$1,312,637	0	$0
Thomas M. Steinbauer	0	$0	0	$0

(1)	Amount reflects the difference between the closing sale price of the Common Stock on the date of exercise and the exercise price of the option.

(2)	Amount reflects the number of shares multiplied by the closing sale price of the Common Stock on January 3, 2007, the first trading day following the vesting date.

Nonqualified Deferred Compensation

We maintain a nonqualified Deferred Compensation Plan, which is described in the section entitled “Compensation Discussion and Analysis — Components of Compensation for 2007 — Deferred Compensation Plan.”

The following table shows certain information concerning the Deferred Compensation Plan for the named executive officers.

	Nonqualified Deferred Compensation for 2007
				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at
	in 2007	in 2007	2007	in 2007	December 31, 2007
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

John M. Boushy	$394,045	$60,652	$13,639	$0	$475,373
Gordon R. Kanofsky	$158,910	$39,726	$55,565	$36,843	$1,043,081
Ray H. Neilsen	$0	$0	$9,314	$25,797	$97,572
Peter C. Walsh	$69,165	$29,708	$57,623	$0	$839,443
Thomas M. Steinbauer	$102,769	$28,182	$33,412	$35,152	$530,152

(1)	The amounts in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The amounts in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	No named executive officer received preferential or above-market earnings on deferred compensation.

(4)	Does not include deferrals by the named executive officers of their 2007 annual incentive bonus that was paid in January 2008 or Company matching contributions on those deferrals. Such amounts are included in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns, respectively, of the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change in Control

Pursuant to employment agreements in effect as of December 31, 2007 between the Company and each of Messrs. Boushy, Kanofsky, Walsh and Steinbauer and our Change in Control Severance Plan (the “CIC Plan”) in which Messrs. Boushy, Kanofsky, Neilsen and Walsh are participants, each of them would be entitled to receive certain payments and benefits upon termination of their employment under certain circumstances, including following a change in control of the Company (“CIC”), as described below. Except in the case of voluntary termination by Mr. Steinbauer as described below, none of the named executive officers would be entitled to any payments or benefits upon voluntary termination of employment by the executive officer without good reason (as defined in the employment agreements and the CIC Plan), retirement, termination as a result of death or disability (as defined in the employment agreements) or termination by the Company for cause (as defined in the employment agreements and the CIC Plan), other than (i) distribution of vested account balances in our Deferred Compensation Plan as described below and (ii) payments and benefits provided on a non-discriminatory basis to salaried employees generally.

Mr. Boushy.  If we terminate Mr. Boushy’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Boushy terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Boushy is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,600,000 as of December 31, 2007), (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Boushy and his eligible dependents for 18 months (having an estimated cost to the Company of $39,915 as of December 31, 2007, based on the Company’s 2007 COBRA rates) and (iii) the continued vesting for two years of his 210,000 stock options that vest in equal installments on January 1, 2007, 2008 and 2009, and the right to exercise any or all of those vested options during such two-year period. Such payments and benefits would be contingent on Mr. Boushy (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement, which generally provide that he will not engage in certain activities in competition with the Company, and will not solicit or hire Company employees or attempt to divert existing business from the Company, for a period of 12 months following termination of employment.

Assuming that a CIC occurred on December 31, 2007 at a transaction price of $27.54, the closing price of our Common Stock on December 31, 2007 (the “CIC Assumption”), as is the case with all employees who hold equity awards, Mr. Boushy’s unvested stock options, restricted stock and performance share units would vest immediately upon the CIC (having a value of $5,551,743). The unvested portion of his Deferred Compensation Plan account balance ($40,328) would also vest immediately upon the CIC. If Mr. Boushy’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($3,200,000 as of December 31, 2007) and (ii) continuation of his health benefits for 18 months following termination as provided above. Additionally, Mr. Boushy would be entitled to be reimbursed (“grossed-up”) for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax (having a value of $1,940,672, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate). Such severance payments and benefits would be contingent on Mr. Boushy signing a release of all claims against the Company.

Mr. Kanofsky.  If we terminate Mr. Kanofsky’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Kanofsky terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Kanofsky is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,050,000 as of December 31, 2007) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months (having an estimated cost to the Company of $39,915 as of December 31, 2007). Such payments and benefits would be contingent on Mr. Kanofsky (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, Mr. Kanofsky’s unvested stock options and performance share units would vest immediately upon the CIC (having a value of $1,177,957). If Mr. Kanofsky’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($1,942,500 as of December 31, 2007) and (ii) continuation of his health benefits for 18 months following termination as provided above. Such severance payments and benefits would be contingent on Mr. Kanofsky signing a release of all claims against the Company. Based on the CIC Assumption, no excise tax would be payable by Mr. Kanofsky.

Mr. Neilsen.  Mr. Neilsen does not have an employment agreement with the Company and is not entitled to any severance payments or benefits in the event of termination of his employment for any reason prior to a CIC (other than payments and benefits provided on a non-discriminatory basis to salaried employees generally).

Based on the CIC Assumption, Mr. Neilsen’s unvested stock options and performance share units would vest immediately upon the CIC (having a value of $488,695). If Mr. Neilsen’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive (i) a severance payment equal to one and one-half times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($787,500 as of December 31, 2007) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Neilsen and his eligible dependents for 18 months (having an estimated cost to the Company of $30,813 as of December 31, 2007). Such severance payments and benefits would be contingent on Mr. Neilsen signing a release of all claims against the Company. Based on the CIC Assumption, no excise tax would be payable by Mr. Neilsen.

Mr. Walsh.  If we terminate Mr. Walsh’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Walsh terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Walsh is entitled to receive (i) severance equal to one times his annual base salary, payable in equal installments over 12 months (a total of $400,000 as of December 31, 2007) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months (having an estimated cost to the Company of $34,350 as of December 31, 2007). Such payments and benefits would be contingent on Mr. Walsh (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months following termination of employment.

Based on the CIC Assumption, Mr. Walsh’s unvested stock options and performance share units would vest immediately upon the CIC (having a value of $689,229). If Mr. Walsh’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to one and one-half times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($1,050,000 as of December 31, 2007) and (ii) continuation of his health benefits for 18 months following termination as provided above. Such severance payments and benefits would be contingent on Mr. Walsh signing a release of all claims against the Company. Based on the CIC Assumption, no excise tax would be payable by Mr. Walsh.

Mr. Steinbauer.  If we terminate Mr. Steinbauer’s employment without cause, or if Mr. Steinbauer terminates his employment for any reason, including retirement, voluntary resignation, death or disability, Mr. Steinbauer is entitled to receive (i) a lump-sum severance payment of $275,000, (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Steinbauer and his eligible dependents for 18 months (having an estimated cost to the Company of $34,350 as of December 31, 2007) and (iii) an extension of the right to exercise all of his stock options that were vested as of the date of termination until the later of one year following termination or 90 days after the cessation of any qualifying relationship (including a relationship as a Director or consultant) with the Company. Such payments and benefits would be contingent on Mr. Steinbauer signing a release of all claims against the Company. Mr. Steinbauer’s employment agreement contains a covenant not to compete with the Company (but not a non-solicitation covenant) for a period of one year following termination of employment, although the foregoing payments and benefits are not expressly conditioned on Mr. Steinbauer abiding by the non-competition covenant. Mr. Steinbauer would not be entitled to receive any additional payments or benefits in the event of a CIC, other than the immediate vesting of all of his unvested stock options and performance share units (having a value of $573,488 based on the CIC Assumption) and the payments and benefits provided on a non-discriminatory basis to salaried employees generally.

In the event a named executive officer’s employment terminates for any reason, whether before or after a CIC, the officer’s vested account balance in the Deferred Compensation Plan will be distributed to him in a lump sum or, in the case of retirement, over a period of years previously selected by the officer. As of December 31, 2007, these balances are: Mr. Boushy — $435,045; Mr. Kanofsky — $1,043,081; Mr. Neilsen — $97,572; Mr. Walsh — $839,443; and Mr. Steinbauer — $530,152.

Except as noted above with respect to the reimbursement of Section 4999 excise and related taxes to Messrs. Boushy, Kanofsky, Neilsen and Walsh in the event of a CIC, all payments and benefits described above are subject to applicable income, Medicare and other tax withholding.

Directors’ Compensation

Directors who are employees of the Company (Messrs. Boushy, Kanofsky, Neilsen and Steinbauer) receive no additional compensation for serving on the Board. In 2007, we provided the following compensation to non-employee Directors.

Director Compensation for 2007

	Fees Earned or		All Other
Name	Paid in Cash ($)	Option Awards ($)(1)	Compensation ($)		Total ($)

Carl Brooks	$65,500	$189,229	$0		$254,729
Luther P. Cochrane	$65,500	$89,270	$0		$154,770
Larry A. Hodges	$73,000	$117,610	$5,000	(2)	$195,610
Leslie Nathanson Juris	$65,500	$117,610	$0		$183,110
J. William Richardson	$80,500	$117,610	$0		$198,110

(1)	Represents the expense we recognized in 2007 for financial statement reporting purposes, calculated in accordance with FAS 123(R), in connection with the grant of stock options to the Directors in 2007 and 2006. The assumptions used to calculate these values are set forth in Note 8 of the Notes to Consolidated Financial Statements included in the 2007 Form 10-K. Estimates of forfeitures were disregarded in this calculation. All options granted to Directors vest in full one year from the date of grant. The following table shows the total number of stock options outstanding as of December 31, 2007 and the grant date fair value of each option granted in 2007. The grant date fair value of the stock options is determined in accordance with FAS 123(R). Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Common Stock at such date in the future when the option is exercised.

	Total Options Outstanding at	Grant Date Fair Value of
Name	December 31, 2007	Options Granted in 2007

Carl Brooks	35,000	$141,766
Luther P. Cochrane	35,000	$141,766
Larry A. Hodges	139,000	$141,766
Leslie Nathanson Juris	73,500	$141,766
J. William Richardson	72,500	$141,766

(2)	This amount represents fees paid to Mr. Hodges for service as Chairman of the Compliance Committee that oversees our Gaming Compliance Program. The Compliance Committee is not a Board committee.

In 2007, each non-employee Director received an annual Director’s fee of $40,000, paid in quarterly installments, plus $3,500 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. The Chairmen of the Audit and Compensation Committees received an additional annual fee of $15,000 and $10,000, respectively, paid quarterly, for service in those capacities, with the fee for the Chairman of the Compensation Committee prorated from April 1, 2007 (i.e., a fee of $7,500 was paid for 2007). Effective January 1, 2008, the annual Director’s fee was increased to $50,000 and the meeting attendance fee was increased to $4,500. In 2007, each non-employee Director also received fees of $8,000 for service on a special committee of the Board. Pursuant to our 2002 Non-Employee Directors’ Stock Election Plan, each non-employee Director may elect to be paid all or a portion of his or her Director’s and Board committee fees in shares of Common Stock in lieu of cash. None of our current Directors has elected to do so.

Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an outside Director of the Company. Mr. Hodges has been appointed by the Board of Directors as the Chairman of the Compliance Committee. For these additional services, Mr. Hodges receives compensation of $1,000 per meeting, whether attended in person or by telephone. Mr. Steinbauer is also a member of the Compliance Committee, but he does not receive any additional compensation for these services.

In 2007, the Company had in effect a policy of granting options to purchase 20,000 shares of Common Stock to each new non-employee Director who joins the Board and options to purchase 15,000 shares of Common Stock to each non-employee Director on the date of each annual meeting of stockholders so long as the Director has held such position for at least six months. All options granted pursuant to the policy become exercisable on the first anniversary of the grant date. We also reimburse each non-employee Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans as of December 31, 2007.

					Number of securities remaining
	Number of securities to		Weighted-average		available for future issuance under
	be issued upon exercise		exercise price of		equity compensation plans
	of outstanding options,		outstanding options,		(excluding securities reflected in
	warrants and rights		warrants and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	6,004,722	(1)	$21.91	(1)	3,119,497	(1)(2)
Equity compensation plans not approved by security holders	0		—		0

Total	6,004,722	(1)	$21.91	(1)	3,119,497	(1)(2)

(1)	The numbers shown in the table include outstanding stock options, restricted stock units and performance share units. The numbers assume that the outstanding performance share units are earned based on the achievement of the specified performance objectives at the target level. The weighted-average exercise price shown in column (b) does not take into account the restricted stock units or performance share units.

(2)	Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors’ Stock Election Plan.

REPORT OF AUDIT COMMITTEE

In conjunction with its activities during the 2007 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 114 (The Auditor’s Communication with Those Charged with Governance, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2007 Form 10-K.

By the Audit Committee

J. William Richardson, Chairman
Luther P. Cochrane
Larry A. Hodges

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2007 was Ernst & Young LLP, which firm the Audit Committee has selected to serve in such capacity during 2008. A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, Ernst & Young provided various other services to the Company and our subsidiaries during 2007 and 2006.

The aggregate fees billed by Ernst & Young for 2007 and 2006 for each of the following categories of services are set forth below:

	2007	2006

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley Section 404 attestation
• Reviews of quarterly financial statements
• Other services normally provided by the auditor in connection with regulatory filings	$1,298,801	$1,088,960
Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
— 2007 and 2006: employee benefit plan audit	26,760	28,740
Tax Fees
• 2007 and 2006: primarily related to tax planning and advice and various tax compliance services	462,064	436,717
All Other Fees	—	—

Total	$1,787,625	$1,554,417

The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Related Persons

Our Board of Directors is committed to upholding the highest standards of legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid transactions with related persons.

In January 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company or one of its subsidiaries and “related parties” (defined as Directors, nominees for election as Directors, executive officers and stockholders owning more than 5% of our outstanding Common Stock, or members of their immediate families). The policy generally covers any related party transaction in which the aggregate amount involved will or is expected to exceed $100,000 in any calendar year in which a related party has a direct or material indirect interest.

The Audit Committee must review the material facts of all related party transactions and either approve or disapprove of the Company’s entry into the transaction. If advance Audit Committee approval is not feasible, the related party transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain types of related party transactions that are not considered to involve a significant risk of potential or actual conflicts of interest are deemed to be pre-approved or ratified by the Audit Committee under the policy. Additionally, the Board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $250,000.

A Director will not participate in any discussion or approval of a related party transaction in which he or she is a related party, but will provide all material information concerning the transaction to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.

Any executive officer, Director or nominee, or a greater-than-5% stockholder employed by the Company, who proposes to enter into a related party transaction must notify the Chairman of the Audit Committee prior to engaging in the transaction and provide all material information concerning the proposed transaction to the Chairman. Any executive officer or Director who becomes aware that the Company proposes to enter into a related party transaction with a greater-than-5% stockholder who is not employed by the Company must provide this notification to the Chairman.

All related party transactions will be disclosed in our filings with the SEC to the extent required under SEC rules.

Certain Relationships and Related Party Transactions

Each of the following transactions and relationships was reviewed and approved by the Audit Committee pursuant to the Board’s related party transactions policy described above:

The Neilsen Foundation is a private charitable foundation established by Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder, that is primarily dedicated to spinal cord injury research and treatment. During 2007, our former Director of Charitable Giving and Community Relations, whom we paid as a full-time employee, devoted approximately one-half of her time to the business of the Neilsen Foundation. In February 2008, she became a full-time employee of the Neilsen Foundation and continues to occupy Company office space and receive Company-provided administrative assistance without charge to the Neilsen Foundation under a revocable license from the Company. Messrs. Neilsen and Kanofsky are the co-trustees and are members of the board of directors of the Neilsen Foundation and devote a portion of their time to its affairs, and certain other Company employees provide services to the Neilsen Foundation on an incidental basis. As part of its charitable giving program, the Company is supportive of the goals and objectives of the Neilsen Foundation and considers the expenditure of time by Company employees on behalf of the Neilsen Foundation without compensation to the Company to be consistent with those goals and objectives. Accordingly, the Audit Committee has waived the Company’s policy requiring the Neilsen Foundation to reimburse the Company for services provided by our employees to the Neilsen Foundation.

Messrs. Neilsen and Kanofsky are the co-executors of the Neilsen Estate. Since Craig H. Neilsen’s death in November 2006, Messrs. Neilsen and Kanofsky have provided, and they expect to continue to provide for an indefinite period, personal services in connection with the administration of the Neilsen Estate. The Audit Committee has reviewed the provision of these services to the Neilsen Estate as well as the time and effort devoted by Messrs. Neilsen and Kanofsky on behalf of the Company, and the Audit Committee has determined that it has not detracted and will not detract in any significant manner from the performance of Messrs. Neilsen’s and Kanofsky’s respective duties to the Company, has not resulted and will not result in the Company incurring any incremental payroll or other costs and does not create a conflict of interest. Accordingly, the Audit Committee has waived the Company’s policy to the extent that it would otherwise require reimbursement to the Company with respect to services provided to the Neilsen Estate by Messrs. Neilsen and Kanofsky in their capacities as co-executors of the Neilsen Estate. The Audit Committee will review periodically, not less frequently than annually, the relevant facts and circumstances to determine whether it is appropriate and in the best interest of the Company to rescind this waiver or modify it in any respect.

FORM 10-K

We will furnish without charge to each stockholder, upon oral or a written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Corporate Controller, a copy of our 2007 Form 10-K (excluding the exhibits thereto), as filed with the SEC. We will provide a copy of the exhibits to our 2007 Form 10-K upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. The request should be addressed to us as specified above.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at our 2009 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be submitted sufficiently far in advance so that it is received by us not later than January 8, 2009. In the event that any stockholder proposal is presented at the 2009 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by April 7, 2009.

OTHER MATTERS

Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

Our 2007 Annual Report to stockholders is being mailed under the same cover as this proxy statement to each person who was a stockholder of record on May 1, 2008, but is not to be considered a part of the proxy soliciting material. The Company will deliver only one proxy statement and accompanying 2007 Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and accompanying 2007 Annual Report to a stockholder at a shared address to which a single copy of such documents is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the proxy statement and/or 2007 Annual Report by contacting the Company at Ameristar Casinos,

Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Corporate Controller, or at (702) 567-7000. Similarly, stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying 2007 Annual Report may request delivery of a single copy of the proxy statement and/or 2007 Annual Report by contacting the Company at the address or telephone number set forth above.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

John M. Boushy
Chief Executive Officer and President

Las Vegas, Nevada
April 29, 2008

Appendix A

AMERISTAR CASINOS, INC.

Audit Committee Charter

(Effective January 24, 2008)

I.	Overview and Purpose.

The purpose of the Audit Committee (the “Committee”) of Ameristar Casinos, Inc. (the “Company”) is to oversee the processes of accounting and financial reporting of the Company and the audits and financial statements of the Company.

While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to, among other things, conduct investigations or to assure compliance with laws and regulations or with the Company’s Gaming Compliance Program or codes of conduct. Committee members are not Company employees and are not performing the functions of auditors or accountants.

II.	Composition of the Committee.

The Committee shall consist of at least three directors, each of whom shall meet the independence and experience requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”). Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), as determined by the Company’s Board of Directors (the “Board”). Each member of the Committee must be capable of reading and understanding the Company’s fundamental financial statements, such as its balance sheet, statement of operations and statement of cash flows, and shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in such Committee member’s financial sophistication (such as, without limitation, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities). Each member of the Committee shall be entitled to indemnification by the Company for such member’s actions as a member of the Committee in accordance with the terms and conditions of the Indemnification Agreement between such member and the Company, the Company’s Bylaws and otherwise as such member is entitled with respect to such member’s service as a member of a committee of the Board.

The members of the Committee shall be appointed by the Board and shall serve on the Committee at the discretion of the Board. The Board may designate a Chairman of the Committee (the “Chairman”). In the absence of the Board’s appointment of a Chairman of the Committee, the members of the Committee shall appoint a Chairman of the Committee by a majority vote of the full Committee. To the extent not inconsistent with applicable law or regulation or Nasdaq listing standards, the Committee may delegate to the Chairman the authority to take any action on behalf of the Committee required or permitted by this Charter. The Committee shall conduct its affairs pursuant to and in accordance with the applicable provisions in effect from time to time of the Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) and the Articles of Incorporation and Bylaws of the Company insofar as they relate to committees of the Board.

III.	Meetings.

The Committee shall meet, either in person or by telephone, at such times as the Committee shall deem necessary or appropriate. The Committee shall meet in executive session at least two times annually. The Committee shall meet at least annually with the Company’s management personnel (“Management”), the Company’s independent accountants (the “Accountants”) and the Company’s Internal Audit Department personnel to discuss any issues that the Committee deems appropriate. Such meetings may take place at the regularly scheduled Committee meeting and may be held collectively or separately, as the Committee deems appropriate. To the extent the Committee determines that it would be appropriate to hold separate meetings with any of

Management, the Internal Audit Department, the Company’s Compliance Officer or the Accountants, it shall do so. Minutes of each meeting of the Committee shall be prepared at the direction of the Chairman and shall be approved by the Committee at the subsequent Committee meeting. A majority of the members of the Committee shall constitute a quorum. The Secretary of the Company shall retain a copy of the Committee’s minutes in the Company’s minute book.

IV.	Responsibilities and Duties.

The Committee’s specific responsibilities and duties shall include the following:

1. Since the Accountants are ultimately accountable to the Committee and the Board, as representatives of the stockholders, the Committee shall: (a) be directly responsible for the appointment, retention and compensation of the Accountants, considering independence, effectiveness and cost; (b) review and discuss with the Accountants the scope and extent of the Accountants’ annual audit, including, without limitation, the terms of the Accountants’ engagement letter and the compensation to be paid to the Accountants; and (c) review the performance of the Accountants on an annual basis and, if the circumstances warrant, determine whether to terminate the Accountants (including with such determination the reasons for such termination). The Committee shall be directly responsible for the oversight of the work of the Accountants (including resolution of disagreements between Management and the Accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the Accountants shall report directly to the Committee. In its review of the scope of the Accountant’s annual audit, the Committee shall consider, as and to the extent it deems appropriate: (i) the industry and business risk characteristics of the Company; (ii) the Company’s external reporting requirements; (iii) the materiality of the Company’s various properties and business segments; (iv) the quality of internal accounting controls; and (v) the degree of involvement and reliability of the Internal Audit Department.

2. The Committee shall pre-approve all audit and non-audit services of the Accountants, subject to a de minimis exception. Alternatively, the engagement of the Accountants may be entered into pursuant to pre-approved policies and procedures established by the Committee.

3. The Committee shall review with Management and the Accountants the Company’s annual and quarterly financial statements. Such review shall include a review of:

•	An analysis of the Accountant’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	The financial information to be included in the Company’s Annual Report on Form 10-K (the “Annual Report”), including the financial statements, financial schedules, Management’s Discussion and Analysis of Financial Condition and Results of Operations and all other financial disclosures required by generally accepted accounting principles (“GAAP”) and the rules and regulations of the SEC as in effect from time to time, and including accounting policies that may be regarded as critical;

•	Major issues regarding the Company’s significant accounting policies, principles and practices and all material judgments made and accounting estimates used by Management in preparing the financial statements;

•	All alternative treatments of financial information within GAAP that have been discussed with Management, ramifications of the use of those alternative disclosures and treatments and the treatment preferred by the Accountants and the reasons for favoring that treatment;

•	Any significant disagreements between any of Management, the Internal Audit Department and the Accountants encountered during the course of the Company’s annual audit or otherwise, and any limitations in scope or impediments to accessing information imposed on the Accountants or the Internal Audit Department by Management;

•	Any significant adjustments to the Company’s financial results that are or were proposed by the Accountants;

•	Any material written communications between the Accountants and Management, such as any management letter or schedule of unadjusted differences;

•	Any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the year; and

•	Any other matters required to be discussed in accordance with Statement on Auditing Standards No. 114, as in effect from time to time (“SAS 114”).

4. Each year, prior to the filing of the Company’s Annual Report with the SEC, the Committee shall require the Accountants to submit a written report to the Committee: (a) delineating all relationships between the Accountants and the Company which, in the Accountants’ professional judgment, may reasonably be thought to bear on its independence; and (b) confirming that, in the Accountants’ professional judgment, they are independent of the Company within the meaning of the securities laws, SEC rules and regulations and applicable Nasdaq listing standards. The Committee shall review the Accountants’ report and all non-audit services provided by the Accountants, and shall discuss such report and services with the Accountants, to the extent necessary or appropriate to allow the Committee to make an informed conclusion with respect to whether the Accountants possess the independence and objectivity required for the audit.

5. Based on the matters set forth in Items 3 and 4 above, the Committee shall recommend to the Board whether or not the financial information proposed to be included in the Annual Report should be so included.

6. The Committee shall cause audit partners of the Accountants to be rotated as required by Section 10A(j) of the Exchange Act and the SEC’s related rules and regulations.

7. The Committee shall establish clear Company hiring policies for employees or former employees of the Accountants.

8. Each year, the Committee shall submit a report to the Company to be included in the Company’s Proxy Statement covering all matters required to be covered by the rules and regulations of the SEC and applicable Nasdaq listing standards.

9. The Committee or the Chairman shall meet (in person or by telephone) with the Company’s Chief Financial Officer and the Accountants to review and discuss the Company’s unaudited quarterly financial statements before the public release thereof. The Committee or the Chairman, as the case may be, shall discuss with the Company’s Chief Financial Officer any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the quarter. The Committee or the Chairman shall review and discuss earnings press releases and earnings guidance before any such information is released to the market.

10. The Committee shall, from time to time as it determines appropriate, consult with the Accountants, outside of the presence of Management, regarding the adequacy and effectiveness of the Company’s system of internal control and the accuracy and completeness of the Company’s disclosure controls and procedures and management reports thereon.

11. The Committee shall from time to time as it deems appropriate, but in no event less frequently than annually, review with Management the adequacy of the Company’s system of internal control over financial reporting. The Committee shall receive reports from Management and the Accountants regarding whether there have been any significant changes to the Company’s system of internal control over financial reporting.

12. The Committee shall review and approve, as it deems appropriate, all material changes to the Company’s accounting policies, principles and practices (“Policies, Principles and Practices”), other than those required by law, regulation or GAAP, and shall review the extent to which all changes to Policies, Principles and Practices have been implemented (allowing an appropriate amount of time for the implementation thereof). In determining whether any material change to Policies, Principles and Practices is appropriate, the Committee shall consider the Accountants’ judgment about the appropriateness thereof.

13. The Committee shall review and approve, as it deems appropriate, all material changes in the accounting, financial reporting or internal control-related duties of the Company’s Chief Financial Officer.

14. The Committee shall review and approve, as it deems appropriate, recommendations from Management regarding the establishment of, or changes to, the respective job responsibilities of the staff members of the Internal Audit Department. The Committee shall review and approve, as it deems appropriate, the assignment by Management to any staff member of the Internal Audit Department of tasks outside the scope of such approved job responsibilities that may materially affect the ability of the Internal Audit Department to perform its assigned responsibilities.

15. At each of its meetings, the Committee shall review the activities of the Internal Audit Department and the extent to which the policies and procedures followed by the Internal Audit Department focus on significant risk areas to the Company. The Committee shall also periodically review the Company’s practices with respect to risk assessment and risk management.

16. The Committee shall review recommendations and reportable findings of the Internal Audit Department and the Accountants and the actions taken by Management in response to such recommendations and findings.

17. The Committee shall review and discuss with Management and the Accountants significant accounting and reporting issues, including recent professional and regulatory pronouncements. The Committee may request the Accountants to provide the Committee with periodic reports and supplementary materials to enable the Committee to perform this review.

18. The Committee shall, from time to time as it deems appropriate, review other matters that come to its attention in areas such as security and surveillance, legal and regulatory compliance, information technology systems, and other subject matters that could have a material impact on the Company’s financial results and financial statements (“Other Subject Matters”). In addition, the Committee shall meet with Management as it deems appropriate to assess generally the adequacy, from a financial reporting perspective, of the Company’s policies and procedures and operations related to Other Subject Matters. The Committee shall recommend to Management or the Board any actions the Committee believes are necessary or appropriate to ensure that the Company’s policies and procedures and operations relating to Other Subject Matters are adequate to provide effective internal control.

19. The Committee shall review and discuss with Management and the Accountants any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company.

20. The Committee shall review and discuss with Management and the Accountants, as applicable, all transactions with parties related to the Company and the Committee shall approve or disapprove all such transactions, in each case in accordance with the Company’s Policy Regarding Related Party Transactions.

21. The Committee shall review and reassess the adequacy of this Charter on an annual basis and shall recommend to the Board any amendments to this Charter that the Committee considers appropriate.

22. The Committee shall ascertain annually from the Accountants whether the Company has any issues that may be reportable under Section 10A(b) of the Exchange Act and any rules of the SEC promulgated thereunder.

23. The Committee shall review with Management and the Accountants any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies.

24. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25. The Committee shall, from time to time, perform any other activities consistent with this Charter, the Company’s Articles of Incorporation and Bylaws and applicable law as the Committee or the Board deems appropriate.

V.	Outside Advisors.

The Committee shall have the authority, without Board approval, to retain such outside legal, accounting and other advisors as it determines appropriate to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, to compensate the Accountants, outside legal counsel or any other advisors retained by the Committee, and to pay ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.

VI.	Investigations.

The Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors at the Company’s expense to assist it in the conduct of any investigation.

AMERISTAR CASINOS, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class A Directors:	01 - Luther P. Cochrane	02 - Larry A. Hodges	03 - Ray H. Neilsen	+

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

	For	Against	Abstain
2. Proposal to approve certain provisions of the Company’s Amended and Restated 1999 Stock Incentive Plan relating to the grant of performance share units.	☐	☐	☐

3.   To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

 B    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1 U P X 0 1 7 6 8 2 2	+

<STOCK #>       00WIVA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — AMERISTAR CASINOS, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 20, 2008
The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints John M. Boushy, Gordon R. Kanofsky and Thomas M. Steinbauer, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at Ameristar Casino Resort Spa, One Ameristar Boulevard, St. Charles, Missouri 63301, at 2:00 p.m. (local time) on Friday, June 20, 2008, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as specified on the reverse.
THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS; AND (2) A VOTE “FOR” APPROVAL OF CERTAIN PROVISIONS OF THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN RELATING TO THE GRANT OF PERFORMANCE SHARE UNITS. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED IN SUCH MANNER UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.
IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.